UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Monday, May 8, 2023
To the Shareholders of Saga Communications, Inc.:
The 2023 Annual Meeting of Shareholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate office located at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on Monday, May 8, 2023, at 10:00 a.m. Eastern Daylight Time (the “Annual Meeting”). The meeting is being held for the purpose of considering and voting on the following matters:
1. To elect the eight director nominees named in this proxy statement;
2. To approve the Saga Communications, Inc. 2023 Incentive Compensation Plan;
3. To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for 2023;
4. To approve, on a non-binding, advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”) as described herein;
5. To conduct an advisory vote on the frequency of future say-on-pay votes; and
6. To transact any other business properly coming before the Annual Meeting and any adjournments or postponements thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
All shareholders of record at the close of business on Monday, March 20, 2023 will be entitled to notice of and to vote at this Annual Meeting.
Your vote is important. You are invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares at your earliest convenience over the Internet, by phone, or by signing, dating, and returning the enclosed proxy card using the envelope provided. No postage is required if the envelope is mailed in the United States. You may also vote by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com). Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us protect the environment, and reduce postage, printing and proxy tabulation costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the Annual Meeting.
By Order of the Board of Directors,
MARCIA LOBAITO
Secretary
Grosse Pointe Farms, Michigan
Dated: April 7, 2023
YOUR VOTE IS IMPORTANT
Please complete, sign and date the enclosed proxy and mail it as promptly as possible. You may also vote by phone (1-800-690-6903) or over the Internet (www.proxyvote.com). If you attend the Annual Meeting and vote in person, the proxy will not be used.
This proxy statement and our 2022 Annual Report are available at: www.proxyvote.com.

SAGA COMMUNICATIONS, INC.

Proxy Statement
For the 2023 Annual Meeting of Shareholders
To Be Held on May 8, 2023

i

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
PROXY STATEMENT
Annual Meeting of Shareholders
Monday, May 8, 2023
INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders to be held on Monday, May 8, 2023 (the “Annual Meeting”), and at any adjournment thereof, for the purposes of set forth in the accompanying Notice of the Annual Meeting. All shareholders of record of our Class A Common Stock at the close of business on March 20, 2023, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 7, 2023.
Shareholders attending the Annual Meeting may vote by ballot. However, since many shareholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each shareholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting. Please be advised that if we decide to make any changes for the Annual Meeting, such as to the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how shareholders can participate, on our website at www.sagacom.com, and file them with the SEC. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend in person.
Registered shareholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Shareholders not voting by telephone or Internet may return the proxy card. Shareholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank or broker’s voting process.
Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the shareholder. You should further note that any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1, “FOR” Proposals 2, 3, and 4, and for the option of every “ONE YEAR” on Proposal 5.
The holders of record of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until shareholders holding the requisite amount for a quorum are present or represented by proxy. As of March 20, 2023, our issued and outstanding capital stock entitled to vote consisted of 6,123,529 shares of Class A Common Stock.
Our founder, former Chairman, President, and CEO, Edward K. Christian, passed away on August 19, 2022. As of the date of his passing, Mr. Christian, who was also our principal shareholder, held approximately 65% of the combined voting power of the Company’s Common Stock based on our Class B Common Stock (together with the Class A Common Stock, collectively, the “Common Stock”) generally being entitled to ten votes per share. As a result, Mr. Christian was generally able to control the vote on most matters submitted to the vote of shareholders and, therefore, was able to direct our management and policies, except with respect to (i) the election of two Class A directors, (ii) those matters where the shares of our Class B Common Stock were only entitled to one vote per share, and (iii) other matters requiring a class vote under the provisions of our certificate of incorporation, bylaws or applicable law. Mr. Christian’s passing and the resultant transfer of his Class B shares into an estate planning trust resulted in an automatic conversion of each Class B share he held into one fully paid and non-assessable Class A share. As a result, we no longer have any shares of Class B Common Stock issued or outstanding. Because we no longer have any shares of Class B Common Stock issued or outstanding, in the election of directors, the holders of Class A Common Stock, voting as a single class, with each share of Class A Common Stock entitled to one vote per share, will elect all eight of our directors. For Proposals 2 through 5, and any other matters to be voted on at the Annual Meeting, the holders of the Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote.
If you withhold your vote with respect to the election of the directors or abstain from voting on Proposals 2, 3, 4, or 5, your shares will be counted for purposes of determining a quorum. The eight nominees to be elected by holders of Class A Common Stock who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposals 2, 3, and 4, shareholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock is required for the adoption of Proposals 2, 3, and 4. With respect to Proposal 5, shareholders may either vote in favor of one of the three options (i.e., every one, two, or three years) or abstain from voting, and the Company will treat the option receiving the support of the greatest number of shares of Class A Common Stock as the option approved by the shareholders. Abstentions on Proposals 2, 3, and 4 will be treated as votes cast and therefore have the same effect as a vote against the proposals. Abstentions will have no effect on Proposal 5. Although our Board intends to carefully consider the shareholder votes on Proposals 4 and 5, those votes will not be binding on the Board and are advisory in nature.
If your shares are held in “street name” (i.e., in the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 3 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposals 1, 2, 4, and 5 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.
In some instances we may deliver only one copy of this proxy statement and the 2022 Annual Report to multiple shareholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2022 Annual Report to a shareholder sharing an address with another shareholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock, as of March 20, 2023, for (i) our Chief Executive Officer (“CEO”) and our next two most highly compensated executive officers as of December 31, 2022 (collectively, our “named executive officers” or “NEOs”), (ii) each of our directors and nominees, (iii) all of our current directors, nominees, and named executive officers as a group, and (iv) each person who we know from regulatory filings beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to all shares of Class A Common Stock shown held by them. The number of shares Class A Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock underlying any options held by such person that are exercisable within sixty (60) calendar days of March 20, 2023, but excludes shares of Class A Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock outstanding as of March 20, 2023.
Name	Number of Shares Class A	Percent of Class Class A
Michael J. Bergner	1,137(1)	*
Catherine A. Bobinski	21,835(1)(4)	*
Clarke R. Brown, Jr.	7,760(1)	*
Samuel D. Bush	36,959(1)(2)	*
Timothy J. Clarke	5,991(1)	*
Roy F. Coppedge III	5,754(1)	*
Christopher S. Forgy	16,364(1)(2)	*
Warren S. Lada	23,305(1)	*
Marcia K. Lobaito(3)	18,533(1)(2)(4)	*
Michael W. Schechter	1,161,144(5)	19.0%
Gary G. Stevens	14,342(1)	*
All directors, nominees and executive officers as a group (10 persons)	1,313,124(6)	21.4%
TowerView LLC	1,161,144(7)	19.0%
Edward K. Christian Trust et al.	968,690(8)	15.8%
T. Rowe Price Investment Management Inc.	382,430(9)	6.3%
FMR LLC et al.	610,891(10)	10.0%
Hoak Public Equities, L.P. et al.	420,000(11)	6.9%
Dimensional Fund Advisors	360,847(12)	5.9%

*
Less than 1%

(1)
Includes the following grants of Class A Common Restricted Stock awarded on December 20, 2021 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 3,739 shares; Mr. Brown, 739 shares; Mr. Bush, 6,348 shares; Mr. Clarke, 946 shares; Mr. Coppedge, 739 shares; Mr. Forgy, 5,217 shares; Mr. Lada, 739 shares; Ms. Lobaito, 339 shares; Mr. Stevens, 1,489 shares. Also includes the following grants of Class A Common Restricted Stock awarded on December 15, 2022 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Bergner, 1,137 shares; Ms. Bobinski, 4,617 shares; Mr. Brown, 1,137 shares; Mr. Bush, 7,230 shares; Mr. Clarke, 1,388 shares; Mr. Coppedge, 1,137 shares; Mr. Forgy, 6,540 shares; Mr. Lada, 1,202 shares; Ms. Lobaito, 2,280 shares; and Mr. Stevens, 2,042 shares.
(2)
Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Ms. Bobinski, 932 shares; Mr. Bush, 1,841 shares; Ms. Lobaito,799 shares; and Mr. Forgy, 461 shares.

(3)
Ms. Lobaito retired from her position as Senior Vice President of the Company effective March 12, 2020, but continues to serve the Company as Secretary and Director.

(4)
Includes 701 shares and 1,077 shares of Class A Common Stock with shared voting or dispositive power for Ms. Bobinski and Ms. Lobaito, respectively.

(5)
Mr. Schechter, as a member of TowerView LLC, may be deemed to have beneficial ownership with respect to the 1,161,144 shares owned by TowerView LLC. Mr. Schechter disclaims beneficial ownership of the shares owned by TowerView.

(6)
Includes an aggregate grant of 20,295 shares of Class A Common Restricted Stock which vests in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, upon the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and an aggregate grant of 27,573 of Class A Common Restricted Stock which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes 4,033 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 1,778 shares of Class A Common Stock with shared voting or dispositive power.

(7)
According to its Schedule 13D/A filed with the SEC on August 26, 2022, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, its general member, has sole voting and dispositive power with respect to 1,161,144 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.

(8)
According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2023, the Edward K. Christian Trust has sole voting and dispositive power with respect to 783,594 shares, meanwhile, co-trustees Michael L. Dallaire and Judith A Christian, each have shared voting and dispositive power with respect to 968,690 shares, which includes 185,096 shares that are managed by the Edward K. Christian estate administration. Their principal address is 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226.

(9)
According to its most recent joint Schedule 13G/A filed with the SEC on February 14, 2023, T. Rowe Price Associates, Inc., an investment adviser, has sole voting power with respect to 116,576 shares, and has sole dispositive power with respect to 382,430 shares. The principal address of T. Rowe Price Associates, Inc. is 101 E. Pratt Street, Baltimore, Maryland 21202.

(10)
According to their most recent joint Schedule 13G/A filed with the SEC on February 9, 2023, the 610,891 shares reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, as a parent holding company, certain of its subsidiaries and affiliates, and other companies. FMR LLC, certain of its subsidiaries and affiliates, and other companies have sole voting power and sole dispositive power with respect to 610,891 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, and as such, may be deemed to form a controlling group with respect to FMR LLC. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(11)
According to their most recent joint Schedule 13D filed with the SEC on December 12, 2022, Hoak Public Equities, L.P., a Texas limited partnership (“HPE”), Hoak Fund Management, L.P., a Texas limited partnership and HPE’s general partner (“Hoak Management”), Hoak & Co., a Texas corporation and the general partner of Hoak Management, James M. Hoak, an individual and Hoak & Co.’s controlling shareholder and Chairman, and J. Hale Hoak, an individual and the President of Hoak &

Co. (together, the “Hoak Entities”), each have sole voting and dispositive power with respect to 420,000 shares. The principal address for each of the Hoak Entities is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.
(12)
According to its most recent 13G/A filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser to four investment companies and an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. Dimensional and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds, however, all reported securities are owned by the Funds and Dimensional disclaims beneficial ownership of such shares. The principal address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors has the authority, pursuant to Section 3.02 of our bylaws, to increase the size of the Board at any regular or special meeting of the Board. The Board has presently fixed the number of directors at eight. Holders of our Class A Common Stock will vote as a single class for all eight directors, with each share of Class A Common Stock entitled to one vote. Holders of our Class A Common Stock are not entitled to cumulative voting in the election of directors.
The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2024 Annual Meeting of Shareholders and the election and qualification of their successors. In accordance with the Florida Business Corporation Act, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.
Our Board of Directors recommends that you vote “FOR” each of the eight nominees named below.
Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nominees. All nominees, except for Michael W. Schechter, are members of the present Board. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.
The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about their age, all positions they hold, and their principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that they should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity, and values, and are committed to representing the long-term interests of the shareholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.
The Board recommends a vote “FOR” each of the following nominees:
Name and Age	Principal Occupation During the Past Five Years	Director Since
Clarke R. Brown, Jr., 82
Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.
July 2004
Timothy J. Clarke, 78
President and Owner, Clarke Company from 1987 to present. Mr. Clarke is also the Chairman of Gulfside Bank, a full service community bank in Sarasota, Florida.
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full service advertising and public relations agency servicing markets that included radio and television, as well as his involvement in the startup and management of three community banks.
December 2013
Roy F. Coppedge III, 75	Retired; Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983	June 2013

Name and Age	Principal Occupation During the Past Five Years	Director Since

to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.

Christopher S. Forgy, 62
President, Chief Executive Officer, and Director of Saga Communications, Inc. since December 7, 2022.
Mr. Forgy joined the Company in 1995 and has been with Saga for more than twenty years. He initially served as Director of Sales for the Company’s radio stations in Columbus, Ohio until 2006 when he left Saga to serve as general manager of radio clusters of other broadcast companies until 2011. In 2011, Mr. Forgy rejoined Saga as President and General Manager of our Columbus, Ohio market where he served until being promoted to Senior Vice President of Operations in May 2018. Thereafter, he was appointed to President, Chief Executive Officer, and Director of the Company effective as of December 7, 2022.
We believe that Mr. Forgy’s qualifications to sit on our Board include his more than twenty-five years of professional service in the broadcast industry, including his more than twenty years of service as an employee of the Company and more than five years as our Senior Vice President of Operations.
December 2022
Warren S. Lada, 68
Retired; Interim Chief Executive Officer of the Company from August 22, 2022 to December 7, 2022; Chief Operating Officer of the Company from March 2016 to June 30, 2018. Mr. Lada began his broadcast career in 1976 and served in various capacities for several broadcast companies before joining the Company in 1991. He initially served as General Manager of WAQY, Rock 102 in Springfield, MA and Regional Vice President for Saga Communications of New England. Mr. Lada held several positions during his twenty-seven years with the Company.
We believe that Mr. Lada’s qualifications to sit on our Board include his twenty-seven years in the broadcast industry working for the Company.
May 2018
Marcia K. Lobaito, 74
Ms. Lobaito was the Director of Business Affairs and Corporate Secretary since our inception in 1986, Vice President from 1996 to 2005, and Senior Vice President from 2005 to 2020. Effective March 13, 2020, Ms. Lobaito retired from Senior Vice President and Director of Business Affairs. At our request, Ms. Lobaito continues to serve as Corporate Secretary.
We believe that Ms. Lobaito’s qualifications to sit on our Board include her more than thirty-six years in the broadcast
September 2021

Name and Age	Principal Occupation During the Past Five Years	Director Since
industry working for the Company, including her two years as a director of the Company.
Michael W. Schechter, 58
Mr. Schechter has been a Partner at TowerView LLC and its predecessor since 1991. Prior to that he was an Analyst at Donaldson Lufkin & Jenrette.
We believe Mr. Schechter’s qualifications to sit on the board include his more than thirty-five years in the investment industry which includes investing in the media space and his experience in public market securities, capital allocation, and risk management.
New Nominee for Election
Gary G. Stevens, 83
Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.
We believe that Mr. Stevens’ qualifications to sit on our Board include his more than fifty years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
July 1995
CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are posted on the “Investors — Corporate Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Following the passing of Mr. Christian, our former President, CEO and Chairman, we are no longer a “controlled company” under the NASDAQ’s corporate governance listing requirements.
Board of Directors
Director Independence
Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Schechter, and Mr. Stevens are “independent” directors within the meaning of NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.
Board Meetings
Our Board held a total of 9 meetings during 2022. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he or she served during 2022. Although not required, three of our directors, Mr. Christian, Mr. Lada and Ms. Lobaito, attended the 2022 Annual Meeting of Shareholders in person.
Communications with the Board
Shareholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Chairman (or any individual director or directors). The CFO or the Corporate Secretary will receive the correspondence and forward it to the Chairman or to the individual director or directors to whom the communication is directed. The CFO and the Corporate Secretary are authorized to review, sort, and summarize all communications received prior to their presentation to the Chairman or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, shareholder requests for materials or information will be redirected to investor relations personnel.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ’s listing requirements. Our Corporate Governance Guidelines address, among other things:
•
director qualification and independence standards;

•
the duties and responsibilities of the Board and management;

•
regular meetings of the independent directors;

•
how persons are nominated by the Board for election as directors;

•
limitations on each Board member’s service on boards of other public companies;

•
the principles for determining director compensation;

•
the organization and basic function of Board committees;

•
the annual compensation review of the CEO and other executive officers;

•
the Board’s responsibility for maintaining a management succession plan;

•
director access to senior management and the ability of the Board and its committees to engage independent advisors; and

•
the annual evaluation of the performance of the Board and its committees.

The Corporate Governance Guidelines were recently updated by the Board on February 2, 2023. The Corporate Governance Guidelines are posted on the “Investors — Corporate Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller, or person performing similar functions relating to the code of ethics definition enumerated in

Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.
The Code of Business Conduct and Ethics was recently updated by the Board on February 2, 2023. The Code of Business Conduct and Ethics is posted on the “Investors — Corporate Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Board Committees and their Functions
Our Board has a Finance and Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The charters of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are posted on the “Investors — Corporate Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Finance and Audit Committee
The members of the Finance and Audit Committee currently consist of Messrs. Bergner, Clarke, and Coppedge. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated Mr. Clarke as an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent under the rules of the SEC and under NASDAQ’s listing requirements.
The primary role of the Finance and Audit Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Finance and Audit Committee relies on: (i) management for the preparation and accuracy of the Company’s financial statements; (ii) both management and the Company’s internal audit function for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures, and applicable laws and regulations; and (iii) the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Finance and Audit Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.
In discharging its oversight role, the Finance and Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to retain outside counsel or other advisors to advise the Finance and Audit Committee. The Board and the Finance and Audit Committee are in place to represent our shareholders. Accordingly, the independent auditors are ultimately accountable to the Finance and Audit Committee, and the Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it. The Finance and Audit Committee also serves as our Qualified Legal Compliance Committee pursuant to Section 307 of the Sarbanes-Oxley Act.
The Finance and Audit Committee operates under a written charter that was recently updated by the Board on February 2, 2023. A copy of this charter is available on our website. The Finance and Audit Committee held 4 meetings in 2022. See “Finance and Audit Committee Report” below.
Compensation Committee
The Compensation Committee consists of Messrs. Brown, Coppedge and Stevens, each of whom is independent under NASDAQ’s listing requirements. Mr. Stevens is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.
The Compensation Committee is also responsible for administering our stock plans, our Second Amended and Restated 2005 Incentive Compensation Plan, as amended (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held 11 meetings in 2022.
Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisors it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority. The charter for the Compensation Committee was recently updated by the Board on February 2, 2023. A copy of this charter is available on our website.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee was established by the Board on February 2, 2023. The Nominating and Corporate Governance Committee consists of Messrs. Bergner, Brown and Coppedge, each of whom is independent under NASDAQ’s listing requirements. Mr. Coppedge is the Chairman of the Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nomination process, developing and maintaining the Company’s corporate governance policies, and any related matters required by the federal securities laws.
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meetings of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board, and for considering any director candidates recommended by shareholders pursuant to the procedures set forth in the Company’s Bylaws and described in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee is tasked with reviewing and making recommendations to the Board regarding the selection and retention of all executive officers of the Company (other than the CEO), and other key employees as appropriate, as well as making recommendations to the Board concerning the composition, functions, leadership, and duties of the committees of the Board and the leadership of executive sessions of the Board. In the event a director resigns, the Nominating and Corporate Governance Committee is responsible for reviewing the resignation letter and evaluating and recommending to the Board whether such resignation should be accepted.
In terms of governance functions, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and monitoring compliance with the guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance practices and procedures, including identifying best practices, reviewing and recommending to the Board for approval any changes to the documents, policies, and procedures in the Company’s corporate governance framework, and reviewing and discussing with management disclosure of the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board for approval director independence standards in addition to those required by NASDAQ or standards for determining whether a director has a relationship with the Company that would impair his or her independence. Lastly, the Nominating and Corporate Governance Committee reviews and makes recommendations to the Board concerning executive management succession.

Because the Nominating and Corporate Governance Committee was established in 2023, it did not have any meetings in 2022. The charter under which the Nominating and Corporate Governance Committee operates was approved by the Board on February 2, 2023. A copy of this charter is available on our website.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meeting of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board. Once the Nominating and Corporate Governance Committee has made its recommendations to the Board, the Board is ultimately responsible for recommending a slate of director nominees to the shareholders for election at each annual meeting of shareholders.
Criteria and Diversity
The Company is committed to fostering, cultivating, and preserving a culture of diversity and inclusion, and as such, the Nominating and Corporate Governance Committee considers diversity of skill, experience, and background, including diversity of gender and race, to be an asset when evaluating candidates for recommendation as director nominees. In evaluating a candidate for recommendation as a director nominee, the Nominating and Corporate Governance Committee will consider such matters as it deems appropriate, including the candidate’s personal and professional integrity, business judgment, relevant experience and skills, diversity, and potential to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders. When considering an existing director for nomination for re-election to the Board, the Nominating and Corporate Governance Committee will also consider that individual’s Board and committee attendance, performance, and length of service. Candidates may be interviewed by the Committee where it deems it appropriate. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board also considers the following qualifications when recommending a slate of director nominees to shareholders: relevant management and/or industry experience; high personal and professional ethics, integrity, and values; a commitment to representing the long-term interests of our shareholders as a whole rather than special interest groups or constituencies; independence pursuant to NASDAQ’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his or her company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge, and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.
Identifying Director Nominees; Consideration of Nominees of the Shareholders
The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees, as described in its charter. In addition, the Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director which may come to its attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted pursuant to the procedures set forth in the

Company’s Bylaws and proxy statement. The deadlines and procedures for shareholder submissions of director nominees are described below under “Shareholder Proposals and Director Nominations for Annual Meetings.” Following verification of the shareholder status of persons recommending candidates, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Corporate Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Corporate Governance Committee.
Board Leadership Structure
Previously, our founder Mr. Christian served as the Company’s CEO and Chairman. At the time, the Board believed the Company’s CEO was best situated to serve as Chairman because he was the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Following the passing of Mr. Christian, the Board believes that it is best for the positions of CEO and Chairman of the Company to be occupied by separate individuals. An independent Chairman is able to improve the Board’s ability to oversee management and ensure independent Board leadership on behalf of the shareholders. The current CEO still sits on the Board and is well-informed of the Company’s strategic priorities. The Chairman and independent directors can bring their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the separate role of Chairman and CEO promotes the best interests of the Company and makes the best use of the respective expertise of the Chairman and CEO and each of their unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman, CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed CEO and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet regularly in executive sessions without management or non-independent directors present and that the Chairman will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Chairman. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that shareholders wishing to contact the Board may address their correspondence to the Chairman (or any individual director).
The Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board.

FINANCE AND AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.
In performing its oversight function, the Finance and Audit Committee:
•
Met to review and discuss our audited financial statements for the year ended December 31, 2022 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits, nor is the Finance and Audit Committee responsible for determining that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The latter obligation is the responsibility of management, and the independent registered public accounting firm is responsible for planning and conducting its audits.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Finance and Audit Committee
Timothy J. Clarke (Chair), Michael J. Bergner, and Roy F. Coppedge III
COMPENSATION OF DIRECTORS
Historically, each director besides the CEO received an annual cash retainer of $34,000 and chairpersons of each committee who were not employees received an additional annual cash retainer of $9,500. Directors were also eligible to receive stock awards of up to 75% of their annual cash retainer. Beginning on October 1, 2022, the annual cash retainer was increased to $72,000 per year and the committee chairperson additional annual retainer was increased to $10,000 per year. Beginning in 2023, each director other than the CEO will receive stock grants of $53,000 annually. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.
Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.
2022 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(6)	Total ($)
Clarke R. Brown, Jr	$43,500	$32,632	$3,008	$79,140
Timothy J. Clarke(3)	$53,125	$39,836	$3,852	$96,813
Roy F. Coppedge III	$44,179	$32,632	$3,008	$79,819
Michael J. Bergner(4)	$43,500	$32,632	$—	$76,132
Gary G. Stevens(5)	$106,875	$58,605	$6,276	$171,756
Marcia K. Lobaito	$43,500	$65,436	$63,348	$172,284

(1)
The compensation of our former Chief Executive Officer, Mr. Christian, our former Interim Chief Executive Officer, Mr. Lada and our current Chief Executive Officer, Christopher S. Forgy, have been omitted from this table. The compensation for each is included in the Summary Compensation Table.

(2)
All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on November 6, 2023, 2024, and 2025, if the reporting person is a director on the applicable date. As of December 31, 2022, the following directors held the following number of restricted stock awards: Mr. Brown, 1,629; Mr. Clarke, 2,018; Mr. Coppedge, 1,629; Mr. Bergner, 1,137; Mr. Stevens, 3,034; and Ms. Lobaito, 2,506. All such restricted stock, however, shall vest if the reporting person is a director upon the occurrence or deemed occurrence of a change-in-control. Stock award values are calculated based on the closing price of our Class A Common Stock on the NASDAQ on December 15, 2022 ($28.70 per share). Ms. Lobaito was granted 1,143 shares for her employment as Corporate Secretary and 1,137 shares for her role as a Director.

(3)
Chairman of Finance and Audit Committee beginning after 2018 Annual Meeting of Shareholders.

(4)
Mr. Bergner is not standing for re-election at the 2023 Annual Meeting of Shareholders.

(5)
Chairman of Compensation Committee.

(6)
With respect to Mr. Stevens, includes the value of health insurance provided and dividends paid on unvested restricted stock. With respect to Ms. Lobaito, includes compensation earned for her role as Corporate Secretary of the Company, a special bonus of $25,000 as a result of Mr. Christian’s passing, the value of health insurance provided and dividends paid on unvested restricted stock. With respect to Mr. Brown, Mr. Clarke, and Mr. Coppedge, includes dividends paid on unvested restricted stock.

Board Diversity Matrix
Board Diversity Matrix as of April 7, 2023
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	—	2
Part II: Demographic
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			2

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
Policy
Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually, and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.
Related Party Transactions
Effective June 19, 2019, the Company employed Eric Christian, son of Edward K. Christian, our former President, CEO and Chairman, as the Company’s Director of Digital Strategies with an annual salary of $140,000. The Board of Directors approved the employment of Mr. Christian, in July 2020 approved his promotion to Vice President of Digital Strategies and in February 2023 approved his promotion to Chief Marketing Officer. For the 2019 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $81,615, and participated in the Company’s employee benefits plans, which are generally available to all Company employees. For the 2020 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $144,648 and participated in the Company’s employee benefits plans. As of July 6, 2020, Mr. Christian entered into a change-in-control agreement with the Company, on terms similar to those of other Company executive officers. For the 2021 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $152,884 and participated in the Company’s employee benefits plans. For the 2022 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $195,000 and participated in the Company’s employee benefits plans.

PROPOSAL 2 — TO APPROVE THE ADOPTION OF THE
SAGA COMMUNICATIONS, INC. 2023 INCENTIVE COMPENSATION PLAN
The Board is requesting that shareholders vote in favor of the 2023 Incentive Compensation Plan (sometimes called the “Plan” or the “2023 Plan”), which was approved by our Board of Directors on March 1, 2023. A copy of the proposed Plan is provided as Appendix A to this proxy statement.
The 2023 Incentive Compensation Plan would be the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors, and would replace the Second Amended and Restated 2005 Incentive Compensation Plan (the “2005 Plan”). The 2023 Plan is intended to continue the compensation policies and practices of the 2005 Plan. The 2005 Plan has only 125,295 shares available for grant. The Board does not intend to make any further awards under the 2005 Plan. However, each outstanding award under the 2005 Plan will remain outstanding under the 2005 Plan and will continue to be governed under its terms and any applicable award agreement.
Beginning in 2008, when the Compensation Committee has made equity awards, they have been made in the form of restricted stock. The Compensation Committee currently intends to continue this practice but may consider the grant of stock options, restricted stock units and performance awards in the future and believes that it is important to have multiple forms of equity available for award to provide us with flexibility in designing specific long-term incentives to best promote the objectives of the 2023 Incentive Compensation Plan and in turn promote the interests of our shareholders.
The Board believes that the 2023 Incentive Compensation Plan is in the best interest of shareholders, as granting equity awards under the Plan helps to attract, motivate, and retain talented employees and non-employee directors, align employee and shareholder interests and maintain a culture based on employee stock ownership. Equity is an important component of total compensation for our employees.
No awards would be granted under the 2023 Plan after May 8, 2033, which is the tenth anniversary of the effective date of the 2023 Incentive Compensation Plan.
Securities Authorized for Issuance Under Equity Compensation Plan Information
The following table sets forth as of December 31, 2022, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:
Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options Warrants, and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Column (a))

Equity Compensation Plans Approved by Shareholders:
Employees’ 401(k) Savings and Investment Plan			520,665
2005 Incentive Compensation Plan	91,120(1)	$0.00(2)	125,295
Equity Compensation Plans Not Approved by Shareholders:
None	—		—
Total	91,120		645,960

(1)
All 91,120 shares are restricted stock.

(2)
Weighted-Average Exercise Price is $0.00 as all shares are restricted stock.

The 2023 Incentive Compensation Plan
Approval of the 2023 Incentive Compensation Plan requires the affirmative majority vote of the issued and outstanding shares of Class A Common Stock entitled to vote as of the record date, with each share of Class A Common Stock entitled to one vote.
A summary of the material terms of the 2023 Incentive Compensation Plan is set forth below. The summary is qualified in its entirety by reference to the actual text of the 2023 Incentive Compensation Plan, which is attached to this proxy statement as Appendix A.
Summary of Material Terms of the 2023 Incentive Compensation Plan
General
The 2023 Incentive Compensation Plan would provide for the grant of restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash to participants of the Company and its subsidiaries. Such awards would not be mandatory, but would be made in the discretion of the Compensation Committee. Eligible participants under the 2023 Incentive Compensation Plan would be current executive officers (five persons), current officers who are not executive officers, general managers and other employees (approximately thirty-five persons), and non-employee directors (seven persons).
Subject to adjustment for stock splits and certain other corporate events, a total of 600,000 shares of Class A Common Stock would be authorized for issuance under the 2023 Incentive Compensation Plan. Shares subject to any portion of a terminated, forfeited, cancelled or expired award granted under the 2023 Incentive Compensation Plan would again be available for future grants and awards under the Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares or withholding shares relating to the award, the gross number of shares subject to the award shall nonetheless be deemed to have been granted under the 2023 Incentive Compensation Plan.
The maximum number of shares that could be awarded in any one fiscal year of the Company to a participant in the 2023 Incentive Compensation Plan in respect of stock options, shares of restricted stock, shares evidenced by restricted stock units and shares issuable as performance awards would be 60,000. The maximum dollar value payable to a participant in the 2023 Incentive Compensation Plan in respect of awards that are valued in property other than Common Stock would be the lesser of $1,000,000 or 2.99 times the participant’s base salary for that year. These amounts would be subject to adjustment for stock splits and certain other corporate events.
The total value of any annual award to a participant on the date of grant would depend on the participant’s group and would be a percentage of base salary (for an employee), as determined by the Compensation Committee from an Award Range, as follows:
Award Group	Award Range
Chief Executive Officer	75% – 125%
Senior Vice President and Executive Vice President	40% – 75%
General Manager and other Employees	10% – 40%
The total value of any annual award to a Participant who is a non-employee director on the date of grant would be a percentage of the total annual compensation expected to be paid to the director for the fiscal year, not exceeding 50%.
Administration
The 2023 Incentive Compensation Plan would be administered by the Compensation Committee of the Board or by the Board acting as the Compensation Committee. Unless otherwise specified in the 2023 Incentive Compensation Plan, the Compensation Committee would have the power to select the recipients of awards and would have broad power to determine the terms of awards and to change such terms in various ways subsequent to grant, including among others, accelerating the exercisability of stock options, waiving or modifying transfer restrictions, and extending the post-termination exercise period of stock options. In addition, the Compensation Committee would determine the percentage of base salary (for an employee) from the Award Range or of expected total annual compensation (for a director) which comprises the value of any annual award to a participant based on his or her Award Group as described above. The Compensation Committee would interpret the 2023 Incentive Compensation Plan and make all determinations necessary for its administration. The decision of the Compensation Committee on any question concerning interpretation or administration would be final and binding on all participants.
Agreements under the 2023 Incentive Compensation Plan would not generally provide for vesting of awards prior to the first anniversary of the date of grant. However, the Compensation Committee could provide for shorter or earlier vesting in connection with a change in control, death, disability, retirement or other event or circumstance that the Compensation Committee determines to be appropriate, and may further exercise its discretion to modify the terms of an outstanding award to accelerate vesting under such circumstances as the Compensation Committee deems appropriate, including without limitation, upon retirement of a Participant.
The Board could terminate the 2023 Incentive Compensation Plan, or the grant of awards under the 2023 Incentive Compensation Plan, at any time. The Board could amend or modify the 2023 Incentive Compensation Plan at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Company, would (i) materially increase the benefits accruing to participants under the 2023 Incentive Compensation Plan; (ii) increase the amount of Common Stock for which awards may be made under the 2023 Incentive Compensation Plan; (iii) change the provisions relating to the eligibility of individuals to whom awards may be made under the 2023 Incentive Compensation Plan; or (iv) permit the repricing of stock options. In addition, the Board could not amend the 2023 Incentive Compensation Plan in a manner requiring approval of the shareholders of the Company under the rules of NASDAQ, or such other stock exchange or stock market on which the Company’s Common Stock is listed or traded, without obtaining the approval of the shareholders. No amendment or termination of the 2023 Incentive Compensation Plan would be allowed to adversely affect any award previously granted to a participant without the consent of the participant holding the award, except as provided in an award agreement or to bring the 2023 Incentive Compensation Plan into compliance with Section 409A of the Internal Revenue Code.
Stock Options
Stock options granted under the 2023 Incentive Compensation Plan would be either incentive stock options under Section 422 of the Code or nonqualified stock options. The terms of stock options granted under the 2023 Incentive Compensation Plan, including any vesting requirements, would be set forth in an agreement between the Company and the recipient and would be determined by the Compensation Committee, unless specified in the 2023 Incentive Compensation Plan. The exercise price would not be less than the fair market value of the shares on the date of grant.
Stock options granted under the 2023 Incentive Compensation Plan would become exercisable at such times as the Compensation Committee would determine and expire not later than ten years after grant. Payment for shares and withholding taxes on shares to be acquired upon exercise of stock options granted under the 2023 Incentive Compensation Plan would be made (a) in cash or by check; (b) by tendering shares of Common Stock which are freely owned and held by the participant; (c) by the Company purchasing that number of shares of Common Stock subject to stock option sufficient to pay the exercise price; (d) by reduction of the number of shares otherwise deliverable upon exercise of such stock option equal to the aggregate exercise price of the shares exercised; (e) in any other form of legal consideration that may be acceptable to the Compensation Committee; (f) by using a cashless exercise procedure between the Company and the participant’s broker; or (g) in any combination of the above.
Restricted Stock Awards and Restricted Stock Units
The 2023 Incentive Compensation Plan would provide for the grant of restricted shares or restricted stock units. Such grant would vest over a period of time and include such other terms as are set forth in an agreement between the Company and the participant and would be determined by the Compensation Committee unless specified in the 2023 Incentive Compensation Plan. We anticipate that, consistent with the agreements under the 2005 plan, the form of restricted stock agreement would provide that one-third of the restricted stock granted would vest on the first year anniversary of the date of grant and each of the two years thereafter. The Company could, among other methods, withhold vested restricted stock or Common Stock upon satisfaction of vesting or other requirements to pay withholding taxes. A restricted stock unit is the right to receive restricted shares or an equivalent value in cash, and would be settled no later than the fifteenth day of the third month after the restricted stock units vest. The Committee would have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of restricted stock units and shares of restricted stock subject to continued employment, passage of time and/or performance goals as deemed appropriate by the Committee. Awards that would be granted by the Compensation Committee under the 2023 Incentive Plan Compensation Plan may or may not include performance goals as determined in the sole discretion of the Compensation Committee.
The grant, issuance, retention, vesting or settlement of shares of restricted stock or restricted stock units that would be based on performance goals or a level of achievement measured against performance goals be subject to a performance period of less than one year. No condition that is based upon continued employment or the passage of time would provide for vesting or settlement in full of restricted stock or restricted stock units over a period of less than one year from the date the award is made, other than as a result of or upon the death, disability or retirement of the participant or a change in control, or other event or circumstance that the Compensation Committee determines to be appropriate. The Compensation Committee could further exercise its discretion to modify the terms of an outstanding award to accelerate vesting under such circumstances as the Compensation Committee deems appropriate, including without limitation retirement of a participant.
We anticipate that, consistent with the agreements under the 2005 plan, the form of restricted stock agreement would provide that the holder of restricted shares or shares subject to a restricted stock unit would have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to such shares. Restricted shares and restricted stock units are generally subject to certain forfeiture conditions and may not be transferred by the recipient until such restrictions have been satisfied. Until employees are no longer employees and until non-employee directors cease serving as directors, they are required to retain 50% of any net award of restricted stock.
Performance Awards
The 2023 Incentive Compensation Plan would also provide for the grant of performance awards. A performance award would be a right, contingent upon the attainment of performance goals within a specified performance period, to receive cash, shares of Common Stock, which may be restricted stock or restricted stock units, or a combination of both. All of the terms relating to the satisfaction of performance goals, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award, and any other terms and conditions of any performance award, including the effect upon such award of termination of the recipient’s status as an employee, would be determined by the Compensation Committee and included in an agreement between the recipient and the Company.
Restrictions on transfer of performance awards would lapse and the award would be payable upon completion of written objective performance goals, as determined by the Compensation Committee using one or more of the following criteria, which could be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; and (xiv) return on assets/net assets. The performance period would be determined by the Compensation Committee and could be from one to five years. Awards granted by the Compensation Committee under the 2023 Incentive Compensation Plan may or may not include performance goals as determined in the sole discretion of the Compensation Committee.

Termination of Service and Change in Control
Unless otherwise provided in the applicable award agreement, and except as disclosed below with respect to a change in control, any portion of a stock option which is not yet exercisable would be forfeited if the holder’s status as an employee or, as applicable, as a non-employee director, is terminated for any reason, and (ii) any portion of a restricted stock grant or restricted stock unit which is not yet transferable and any portion of a performance share award with respect to which performance goals have not yet been achieved will be forfeited if the holder’s status as an employee or, as applicable, as a non-employee director, is terminated for any reason.
The Compensation Committee, however, would have discretion under the 2023 Incentive Compensation Plan to accelerate the exercisability of stock options, extend the exercise period of a stock option (but not past the tenth anniversary of the grant date) and waive certain restrictions or conditions applicable to restricted stock, restricted stock units or performance share awards, and such acceleration and waiver would occur automatically, unless otherwise provided in the award agreement, upon a “change in control” of the Company. The form of restricted stock agreement adopted by the Compensation Committee would provide that all restricted stock would become fully vested upon the occurrence of a change in control if the participant is an employee or non-employee director upon the occurrence of a change in control. The definition of “change in control” would include persons acquiring more than 30% of the total voting power of the Company; a change in the majority of the members of the Board during any period of twelve consecutive months by directors whose appointment or election was not endorsed by a majority of the directors prior to appointment or election; the sale of all or substantially all of the assets of the Company; a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or a complete liquidation or dissolution of the Company.
Clawback Provision
By accepting an award pursuant to an award agreement, a participant would agree to be bound by the Company’s Clawback Policy, as it may be amended. Under the Company’s Clawback Policy, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the independent members of the Board and/or the Compensation Committee would have the right to use reasonable efforts to cancel and clawback awards granted as incentive-based compensation to, and recover from, any of our current or former directors, officers and employees who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, any excess incentive-based compensation awarded as a result of the misstatement. In addition, in the event of the fraud, theft, embezzlement or willful misconduct of any such director, officer or employee (a “Fraud”), the Board and/or the Compensation Committee has the right to use reasonable efforts to cancel and clawback awards granted as incentive-based compensation to, and recover from, any such director, officer and employee who received incentive-based compensation during the three-year period preceding the Fraud, an appropriate and reasonable amount of the incentive-based compensation awarded irrespective of whether there was an accounting restatement.
Federal Income Tax Consequences
The following is only a summary of the effect of U.S. federal income taxation upon recipients of awards and the Company with respect to the grant and exercise of awards under the 2023 Incentive Compensation Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.
Stock option grants under the 2023 Incentive Compensation Plan could either be incentive stock options under Section 422 of the Code or nonqualified stock options governed by Section 83 of the Code. Generally, no taxable income would be recognized by a participant upon the grant of a stock option and no deduction would be taken by the Company. Under current tax laws, when an incentive stock option is exercised, the participant would have no taxable income provided that applicable holding periods have been satisfied and the Company would receive no tax deduction. When a participant exercises a nonqualified stock option, he or she would have taxable income equal to the difference between the fair market value of the Common Stock on the exercise date and the stock option exercise price. The Company would be entitled to a corresponding deduction on its federal income tax return. The tax treatment for a participant upon a disposition of shares acquired through the exercise of a stock option would depend on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. The Company would be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option if such disposition occurs before the applicable holding periods have been satisfied.
In general, a participant who receives a restricted stock or restricted stock unit award, and who has not made an election under Section 83(b) of the Code to be taxed upon receipt, would have taxable income equal to the fair market value of the stock at the earlier of the first time the rights of the participant are transferable or the restrictions, such as vesting, have been satisfied. The Company would be entitled to a tax deduction when the participant recognizes income.
A participant who would be awarded performance awards would not recognize taxable income and the Company would not receive a tax deduction at the time the award is made. When a participant receives payment for performance awards in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received would be ordinary income to the participant and the Company would receive a tax deduction. However, if any shares of Common Stock used to pay out earned performance awards were non-transferable and there is a substantial risk that such shares will be forfeited (for example, because the Compensation Committee conditions those shares on the performance of future services), the taxable event would be deferred until either the risk of forfeiture or the restriction on transferability lapses. In this case, the participant could make an election under Section 83(b) of the Code to be taxed upon receipt. The Company would be entitled to a corresponding tax deduction at the time ordinary income is recognized by the participant.
Section 162(m) of the Internal Revenue Code
We may generally deduct any compensation or ordinary income recognized by the recipient of an award under the 2023 Incentive Compensation Plan when recognized, subject to the limits of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).
Prior to 2018, Section 162(m) limited to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and certain other highly compensated officers. Qualified “performance-based” compensation was exempt from the $1,000,000 limit and could be deducted even if other compensation exceeds $1,000,000.
Among other changes, the performance-based compensation exemption from Section 162(m)’s deduction limit has been repealed, effective for taxable years beginning after December 31, 2017, such that awards under the 2023 Incentive Compensation Plan to our covered executive officers may not be deductible in future years due to the application of the $1,000,000 deduction limitation. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Compensation Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.
New Plan Benefits
No determination has been made as to the amount or terms of any awards under the 2023 Incentive Compensation Plan. Additionally, because the 2023 Incentive Compensation Plan is a new plan, it is not possible to determine the benefits that would have been received by or allocated to eligible participants under the 2023 Incentive Compensation Plan had it been in effect in prior years.
The Board recommends that the shareholders vote “FOR” the 2023 Incentive Compensation Plan.

PROPOSAL 3 — TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed UHY to be our independent registered public accounting firm for the fiscal year ended December 31, 2023.
The Board is asking the shareholders to ratify the appointment of UHY. The holders of Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote per share. In accordance with the Florida Business Corporation Act, the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although shareholder ratification of the appointment is not required, if the shareholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2024.
The Finance and Audit Committee and the Company’s Board believe that the retention of UHY as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of UHY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of shareholders.
Fees Paid to UHY LLP
The following table presents the fees paid by us for professional services rendered by our current independent registered public accounting firm, UHY LLP, for the fiscal years ended December 31, 2022 and 2021.
Fee Category	2022 Fees	2021 Fees
Audit fees	$282,000	$278,151
Audit-related fees	$15,000	$15,000
Tax fees	$39,825	$39,935
All other fees	$—	$—
Total fees	$336,827	$333,086
Audit Fees
Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.
Audit-Related Fees
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.
Tax Fees
Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.
Policy for Pre-Approval of Audit and Non-Audit Services
The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.
The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.
The Board recommend a vote “FOR” ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

COMPENSATION OVERVIEW
This Compensation Overview outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.
Following the Compensation Overview are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.
These tables and narratives assist us in communicating our compensation plans to our shareholders.
Administration and Oversight
The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2022, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan and the CEO Plan.
Executive Compensation Objectives and Policies
The Committee believes that in order to maximize shareholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the shareholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since 2008, based on a recommendation from Towers Watson, the Committee has awarded only restricted stock to our executive officers and other key members of management. In 2020, no restricted stock or options were granted to any named executive officers. In 2021, we awarded our named executive officers 55,280 shares of restricted stock (which amount included 15,304 shares of Class A Common Restricted Stock and 39,976 shares of Class B Common Restricted Stock). In 2022, we awarded our named executive officers 18,387 shares of restricted stock (which amount consisted of all Class A Common Restricted Stock).
We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of our executive officers is generally in line with other companies in our industry, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media Inc.; Emmis Communications Corporation; Audacy, Inc.; Entravision Communications Corporation; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.
The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if restricted stock that was granted in a previous year declines in value the next year, the Committee does not take that into consideration in determining the amount of the bonus or restricted stock to be granted the next year. Similarly, if the restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of restricted shares that are granted during a particular year.
We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
Consideration of 2020’s “Say On Pay” Vote
Our shareholders are currently provided an advisory vote on the compensation of our named executive officers every three years. Following our Annual Meeting of Shareholders in May 2020, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the 2019 compensation of the named executive officers (“2020 Say On Pay”). More than 84% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Overview, the Summary Compensation Table and the related compensation tables and narratives in the 2020 proxy statement. After considering the results of the 2020 Say On Pay vote, which indicated that our shareholders overwhelmingly approved of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Overview, the Committee was encouraged to continue its practices in determining executive compensation.
Compensation Components
The key components of our executive compensation program generally consist of a base salary, a cash bonus and participation in our 2005 Incentive Compensation Plan (pursuant to which stock options, restricted stock, restricted stock units and performance awards may be granted). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2020, there were no awards of stock options and/or restricted stock, while in 2021 and 2022 awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to agreements with our executive officers, we provide for severance following a sale or change-in-control.
Base Salary
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with Mr. Christian, our former CEO, dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement”. The terms and conditions of the amended 2011 employment agreement are disclosed below under “Compensation of Executive Officers Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2022 amendment rather than waiting until closer to the expiration of Mr. Christian’s amended 2011 employment agreement, in order to make certain changes to the 2011 employment agreement pursuant to Section 409A of the Internal Revenue Code, and in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the amended 2011 employment agreement, as of each June 1, the anniversary of the 2011 employment agreement (the “anniversary date”), the Committee determined, in its discretion, the amount of any increase to Mr. Christian’s then existing annual salary, provided that such increase shall not be less than the greater of 4% or the cost of living increase based on the consumer price index. Effective June 1, 2021, the Committee increased Mr. Christian’s 2021 base salary by 4% to $1,225,939, and effective June 1, 2022, the Committee increased Mr. Christian’s 2022 base salary by 4% to $1,290,423.
On August 21, 2022, Warren S. Lada, a member of our Board of Directors, was appointed as our Interim President and CEO following the death of Mr. Christian, to serve in this capacity while the Company conducted a formal search for a permanent successor to Mr. Christian. Under the terms of a letter agreement between us and Mr. Lada dated August 21, 2022, we agreed to pay Mr. Lada an annualized base salary of $750,000. Mr. Lada served as our Interim President and CEO until December 6, 2022.
Effective December 7, 2022, Christopher S. Forgy was appointed as our current President and CEO. Under the terms of the employment agreement between the Company and Mr. Forgy, dated as of November 16, 2022, the Company agreed to pay Mr. Forgy a base salary during his initial three year employment term of:
Year 1 December 7, 2022 through December 6, 2023	$670,000
Year 2 December 7, 2023 through December 6, 2024	$697,000
Year 3 December 7, 2024 through December 6, 2025	$725,000
If the Company and Mr. Forgy mutually agree to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary would be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.
On October 22, 2021, following Board approval, the salaries for Mr. Bush, Mr. Forgy who was then our Senior Vice President/Operations, and Ms. Bobinski were increased to $365,000, $300,000 and $215,000, respectively. See “Compensation of Executive Officers — 2022 CEO and Executive Officer Compensation” Based on the recommendation of the CEO, the Compensation Committee recommended to the Board that base salaries for Mr. Bush and Ms. Bobinski remain flat in 2022, and the Board agreed with the recommendation.
Bonuses
The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by shareholders at the 2000 Annual Meeting of Shareholders and re-approved by shareholders at the 2005, 2010, 2015, and 2020 Annual Meetings of Shareholders. Mr. Christian’s amended 2011 employment agreement provided that he had the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and was also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the CEO and certain other highly compensated executive officers included in the 2022 Summary Compensation Table. The Tax Cuts and Jobs Act, (the “Act”) eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to performance based remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date, such as the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity for the CEO is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.
In March 2021, the Committee approved a broadcast cash flow (“BCF”) goal for Mr. Christian with seven different BCF targets of $25 million, $26 million, $37 million, $28 million, $29 million, $30 million and $31 million, allowing for a possible award of $700,000, $750,000, $800,000, $850,000, $900,000, $950,000 and $1,000,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2021, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2021 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2021 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve.For fiscal year 2021, the Committee determined that the CEO achieved the $30 million target under the BCF performance goal and awarded the CEO an aggregate cash bonus of $950,000.
In March 2022, the Committee approved a BCF goal for Mr. Christian with seven different BCF targets of $29 million, $30 million, $31 million, $32 million, and $33 million, allowing for a possible award of $800,000, $850,000, $900,000, $950,000 and $1,000,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2022, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2022 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2022 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve. For fiscal year 2022, the Committee determined that Mr. Christian achieved the $32 million target under the BCF performance goal and awarded Mr. Christian a prorated aggregate cash bonus of $633,333.
The Committee awarded Mr. Forgy a discretionary bonus of $50,000 for the 2022 fiscal year for his role as President and Chief Executive Officer.
The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on his subjective review of the 2021 performance of the executive officers, Mr. Christian recommended that 2021 cash bonuses be awarded in the amount of $35,000 each for Mr. Forgy, Mr. Bush and Ms. Bobinski, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. As a result of Mr. Christian’s passing, the Committee made a recommendation to the Board to award a special bonus of $25,000 to Mr. Forgy, Mr. Bush and Ms. Bobinski and the Board agreed. Based on his subjective review of the 2022 performance of the executive officers, Mr. Forgy recommended that 2022 cash bonuses be awarded in the amount of $50,000 each for Mr. Bush and Ms. Bobinski, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed.
Long-Term Incentives
In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to shareholder approval.
Shareholders approved this Plan at the 2005 Annual Meeting of Shareholders, and re-approved it at the 2010 Annual Meeting of Shareholders, by written consent in 2013 and at the 2018 Annual Meeting of Shareholders.
In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. We awarded our named executive officers shares of restricted stock in each of 2013 – 2019, and in 2021 – 2022. No restricted stock or options were granted to our named executive officers in 2020 because of the uncertainty of the COVID-19 pandemic and the related impact to the economy. In recent years, the restricted stock has been granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2005 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company.

Mr. Christian’s awards of stock options and restricted stock related to Class B Common Stock and the other executive officers’ awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian was able to hold Class B Common Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.
401(k) Plan
Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000 in previous years which was increased to a maximum of $1,200 for the 2021 match and 2022 match. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option. Discretionary matches were made for the 2021 and 2022 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with shareholders.
Deferred Compensation Plans
In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.
Health Plans and Perquisites
We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, Mr. Christian received personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Mr. Lada was provided with local transportation at the Company’s expense for up to three days a week to assist him in his commute to the Company’s offices. Under his employment agreement, Mr. Forgy will receive a car allowance, medical reimbursements, and a country club membership. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under Mr. Christian’s amended 2011 employment agreement, if Mr. Christian’s employment was terminated for any reason, other than “for cause,” we agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to Mr. Christian and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.
Severance Arrangements
As discussed in more detail in the section below entitled “Compensation of Executive Officers- Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” Mr. Christian’s amended 2011 employment agreement had change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its other executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.
Mr. Christian’s amended 2011 employment agreement provided that following a change-in-control of the Company, the CEO would have the right to terminate his employment. Further, upon such change-in- control, he would be paid an amount equal to 2.99 times the average of his total annual salary and bonus for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”
With respect to the other executive officers, including Mr. Forgy, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2022 and 2021 to each person serving as CEO during 2022 and 2021, and the two most highly compensated executive officers other than the CEO as of December 31, 2022 whose total compensation for 2022 exceeded $100,000:
2022 Summary Compensation Table
Name and Principal Positions	Year	Salary(1) $	Bonus(2) $		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp $	All Other Comp(5) $	Total Comp $
Edward K. Christian, Former President and CEO(6)	2022	$792,385	$	—(2)	$—	$—	$633,333(2)	$4,101,946	$5,527,664
	2021	$1,206,716	$	—(2)	$919,448	$—	$950,000(2)	$133,584	$3,209,748
Christopher S. Forgy, President and CEO(7)	2022	$325,616		$75,000	$187,698	$—	$—	$51,476	$639,740
	2021	$287,884		$35,000	$119,991	$—	$—	$21,388	$464,263
Warren S. Lada, Interim President and CEO(8)	2022	$225,000		—	$34,947	$—	$—	$50,925	$310,422
	2021	—		—	—	$—	$—	—	—
Samuel D. Bush, Senior Vice President and CFO	2022	$365,000		$75,000	$207,501	$—	$—	$58,501	$706,002
	2021	$352,884		$35,000	$146,004	$—	$—	$28,396	$562,284
Catherine A. Bobinski, Senior Vice President and Controller	2022	$215,000		$75,000	$132,508	$—	$—	$42,851	$465,359
	2021	$202,885		$35,000	$85,997	$—	$—	$29,323	$353,205

(1)
Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and Mr. Christian’s amended 2011 employment agreement.

(2)
The bonuses paid to Mr. Forgy, Mr. Bush and Ms. Bobinski in 2021 were approved by our Board upon the recommendation of Mr. Christian and the Compensation Committee. As a result of Mr. Christian’s passing in 2022, our Board upon the recommendation of the Compensation Committee awarded a special bonus of $25,000 to Mr. Forgy, Mr. Bush and Ms. Bobinski. Bonuses in the amount of $50,000 paid to Mr. Bush and Ms. Bobinski for 2022 were approved by our Board upon the recommendation of Mr. Forgy and the Compensation Committee. A discretionary bonus of $50,000 was awarded by the Board to Mr. Forgy for 2022 as outlined in his employment agreement, as was recommended by the Compensation Committee. The bonus awarded to Mr. Christian in 2021 was based on his having satisfied the BCF performance goals. The amount of the bonus for Mr. Christian is disclosed under the column entitled “Non-Equity Incentive Plan Comp.” The bonus awarded to Mr. Christian in 2022 was based on his having satisfied the BCF performance goals and was prorated to his date of death. The amount of the bonus for Mr. Christian is disclosed under the column entitled “Non-Equity Incentive Plan Comp.”

(3)
Includes the value of restricted stock awarded on December 15, 2022, and December 10, 2021, respectively for Mssrs. Christian, Forgy and Bush and Ms. Bobinski. Includes the value of restricted stock awarded to Mr. Lada on December 15, 2022 in his capacity as a director. See “Long Term Incentives” under “Compensation Overview” above. Refer to Note 7, “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2022, for the relevant assumptions used to determine the valuation of the stock awards.

(4)
No options were awarded in 2022 or 2021.

(5)
With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2022 and 2021. In 2022 and 2021, the personal use of the private airplane for Mr. Christian was in the amounts of $75,241 and $31,725, respectively (computed using the actual invoice cost incurred by the Company). In 2022, the one-time payments under Mr. Christian’s employment agreement due to his death were in the amounts of $1,290,423 for one-year salary, $789,144 for accrued unused vacation time, $500,000 for split dollar life insurance payments for his spouse for ten years, $315,000 for health insurance premiums and medical expense reimbursement for his spouse for ten years, and $974,363 related to the value of the split dollar life insurance policy to be transferred to his irrevocable trust. In 2022 and 2021, Ms. Bobinski, Mr. Bush and Mr. Forgy received perquisites for personal use of Company provided automobile, housing accommodation and medical expense reimbursements. Mr. Lada received perquisites of $5,295 for transportation costs related to his travel to the Company office while acting as Interim Chief Executive Officer, director fees earned in the amount of $27,375, the value of health insurance provided in the amount of $15,247, and $3,008 in dividends paid on unvested restricted stock awarded to him in his capacity as a director. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in each of 2022 and 2021, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush and Ms. Bobinski in the amounts of $50,000, $10,000 and $10,000, respectively. In 2022 and 2021, the Company paid long-term care insurance premiums for Mr. Forgy in the amounts of $250 and $250, respectively. Under the 401(k) Plan, all of the matching funds in the amount of $1,200 and $1,200, respectively, were used to purchase 49 and 53 shares of Class A Common Stock in 2022 and 2021, respectively, for Ms. Bobinski, Mr. Bush, and Mr. Forgy. Under the 401(k) Plan, all of the matching funds in the amount of $1,200 were used to purchase 53 shares of Class A Common Stock in 2021 for Mr. Christian.
(6)
Mr. Christian served as our President and CEO until his death on August 19, 2022.

(7)
Mr. Forgy was appointed as our President and CEO effective December 7, 2022. Prior to that date, he served as our Senior Vice President/Operations.

(8)
Mr. Lada served as Interim President and Chief Executive Officer of the Company from August 21, 2022 to December 6, 2022. The information included in this Summary Compensation Table for Mr. Lada for 2022 includes compensation earned for his role as Interim President and Chief Executive Officer and compensation paid to him in his capacity as a director. Mr. Lada continues to serve as a member of the Company’s Board, which he joined in May 2018.

2022 CEO and Executive Officer Compensation
In 2022, our most highly compensated executive officer was Mr. Christian, our former Chairman, President, and CEO. Mr. Christian received a performance based bonus of $633,333 and a salary of $792,305 in 2022 that was determined based on his amended 2011 employment agreement. Mr. Christian earned a bonus of $950,000, prorated to his date of death, for having satisfied certain 2022 BCF performance goals established by the Compensation Committee pursuant to the amended 2011 employment agreement and CEO Plan. Such bonus is designed to constitute “performance based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonuses” under “Compensation Overview” above.
A discretionary bonus of $50,000 was awarded by the Board to Mr. Forgy for 2022 as outlined in his employment agreement, as was recommended by the Compensation Committee.
Based on the CEO’s (Mr. Forgy’s) subjective review of the 2022 performance of the other executive officers, the CEO recommended that 2022 cash bonuses in the amount of $50,000 be paid to Mr. Bush, and Ms. Bobinski, respectively, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. See “Base Salary” and “Bonuses” under “Compensation Overview” above.
As a result of Mr. Christian’s passing in 2022, our Board upon the recommendation of the Compensation Committee awarded a special bonus of $25,000 to Mr. Forgy, Mr. Bush and Ms. Bobinski.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information as of December 31, 2022 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2022:
Outstanding Equity Awards at Fiscal Year-End Table
	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Christopher S. Forgy
12/10/2021	—	—	$—	—	3,478	$82,081
12/15/2022	—	—	$—	—	6,540	$154,344
Warren Lada
12/10/2021	—	—	$—	—	492	$11,611
12/15/2022	—	—	$—	—	1,202	$23,367
Samuel D. Bush
12/10/2021	—	—	$—	—	4,232	$99,875
12/15/2022	—	—	$—	—	7,230	$170,628
Catherine A. Bobinski
12/10/2021			$—		2,492	$58,811
12/15/2022			$—		4,617	$108,961

(1)
Restricted stock awarded on December 10, 2021 vest in one-third increments on November 6, 2022, 2023 and 2024. Restricted stock awarded on December 15, 2022 vest in one-third increments on November 6, 2023, 2024 and 2025. All such restricted stock, however, shall vest if the recipient is an employee or director on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock. Stock awards held by Mr. Lada were awarded to him in his capacity as a director.

(2)
Based on $23.60 per share, which was the closing price of our Class A Common Stock on the NASDAQ on December 30, 2022 (the last business day of the fiscal year).

Employment Agreement and Potential Payments Upon Termination or Change-in-Control
Mr. Christian’s Employment Agreement
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with Mr. Christian dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment, and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement.” The 2022 amendment extended Mr. Christian’s employment with the Company from March 31, 2025 to March 31, 2027 and made certain changes to the 2011 employment agreement to cause it to be compliant with Section 409A of the Internal Revenue Code. Pursuant to the amended 2011 employment agreement, we paid Mr. Christian a salary at the rate of $860,000 per year, adjusted as discussed in the next paragraph below. Mr. Christian was permitted to defer any or all of his annual salary. Additionally, the Company was authorized to pay for Mr. Christian’s tax preparation services on an annual basis, the amount of which was subject to income tax as additional compensation.

Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee was required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary; provided, however, that such increase would not be less than the greater of 3% or a cost of living increase based on the consumer price index. Pursuant to the 2016 amendment, the amended 2011 employment agreement provided that such increase in Mr. Christian’s then existing salary would not be less than the greater of 4% or a cost of living increase based on the consumer price index.
The amended 2011 employment agreement also provided that Mr. Christian was eligible for equity awards under the 2005 Incentive Compensation Plan as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.
Under the amended 2011 employment agreement, Mr. Christian was eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company was required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company was also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Mr. Christian was also furnished with an automobile and other fringe benefits as have been afforded him in the past or as are consistent with his position. In addition, the Company agreed to maintain an office for Mr. Christian in Sarasota County, Florida. The 2016 amendment increased the paid vacation time awarded to Mr. Christian on the anniversary date of the 2011 employment agreement from four weeks to six weeks of paid vacation.
The amended 2011 employment agreement terminated upon Mr. Christian’s death on August 19, 2022. The amended 2011 employment agreement states that in the event of Mr. Christian’s death, the following payments and benefits would be provided:
•
Mr. Christian’s estate would receive a lump sum payment equal to his then current base salary plus his accrued unused vacation time.

•
Any previously granted award under the 2005 Incentive Compensation Plan would become immediately vested.

•
We are required to continue to provide health insurance and medical reimbursement to Mr. Christian’s spouse and to maintain and enforce all existing life insurance policies for a period of ten years. The split dollar policy insuring Mr. Christian’s life will be transferred to his irrevocable trust and the Company will reimburse Mr. Christian’s estate for any tax consequences of that transfer, to the extent allowed by law.

The amended 2011 employment agreement provided that upon a change-in-control, Mr. Christian would be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code section 4999 and all federal and state tax liabilities. Mr. Christian had the right to terminate the agreement at any time following a change-in- control. The amended 2011 employment agreement also provided that to the extent that any payments would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. A “change-in-control” was defined as (a) any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; (b) any person or group becomes the beneficial owner of more than 30% of the combined voting power of the Company’s then outstanding securities; or (c) any person or group (other than Mr. Christian) acquires all or substantially all of the assets of the Company.

Mr. Lada’s Letter Agreement
On August 21, 2022, we entered into a letter agreement with Mr. Lada, a member of our Board, to serve as our Interim President and CEO following the death of Mr. Christian, to serve in this capacity while the Company conducted a formal search for a permanent successor to Mr. Christian. Under the terms of the letter agreement:
•
We paid Mr. Lada an annualized base salary of $750,000 during his service as Interim President and CEO;

•
At the end of his service as Interim President and CEO, Mr. Lada was eligible for a discretionary bonus as determined by the Compensation Committee;

•
Mr. Lada was provided with local transportation at the Company’s expense for up to three days a week to assist him in his commute to the Company offices;

•
Mr. Lada was eligible to participate in the Company’s benefit plans, including the 401(k) plan, as an employee, upon the completion of the eligibility requirements; and

•
Mr. Lada would be reimbursed for all reasonable business expenses.

Mr. Forgy’s Employment Agreement
On November 16, 2022, we entered into an employment agreement with Mr. Forgy, who was appointed as our President and CEO effective December 7, 2022. Mr. Forgy’s employment agreement has an initial term of three years, and we and Mr. Forgy may mutually agree to extend the term for an additional two years. Either party may provide written notice of its intent not to extend the initial term at least one year prior to the end of the initial term.
Under the employment agreement, Mr. Forgy’s base salary is set at:
Year 1
December 7, 2022 through December 6, 2023	$670,000
Year 2
December 7, 2023 through December 6, 2024	$697,000
Year 3
December 7, 2024 through December 6, 2025	$725,000
If the Company and Mr. Forgy mutually agree to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary would be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.
Mr. Forgy will have the opportunity to earn an annual performance bonus under the CEO Plan. His bonus in any fiscal year will be in a minimum of 35% and a maximum of 100% of his annual base salary as of January 1 of the fiscal year, and will be based on his performance and the achievement of performance goals established by the Compensation Committee within the first 90 days of the fiscal year. The Board may instead grant Mr. Forgy a discretionary bonus in the case of a financial, national or global occurrence, or a generally difficult year. Mr. Forgy was granted a $50,000 discretionary bonus for the 2022 fiscal year. Mr. Forgy is also eligible for equity awards under the 2005 Incentive Compensation Plan, or any successor equity incentive plan, in accordance with the provisions of that plan that apply to the CEO.
Mr. Forgy acknowledged in the employment agreement that any incentive-based or other compensation paid to him is subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulations, or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, regulation or listing requirement.
Mr. Forgy is entitled to fringe benefit and perquisites consistent with those benefits and perquisites provided to similarly situated employees. These benefits include use of an automobile furnished by the Company, payment of all expenses related to the operation and maintenance of the automobile, and payment of the initiation fee and monthly dues for a non-golf country club membership. We also agreed to provide Mr. Forgy with a split dollar life insurance agreement with premiums payable by the Company of $10,000 per year.
Mr. Forgy is entitled to participate in our employee benefit plans, on the same basis as other similarly situated employees, including the medical reimbursement plan, 401(k) plan, deferred compensation plan, and other health and welfare benefit plans. He will be entitled to five weeks of paid vacation days per calendar year.
Either the Company or Mr. Forgy may terminate the employment term for any reason generally with 30 days advance notice. If Mr. Forgy’s employment is terminated by us for cause, if he resigns without good reason, or if his employment terminates by reason of death or disability, he will receive any accrued but unpaid base salary and any benefits under the Company’s benefit plans (the “accrued amounts.”) Under the employment agreement, “cause” means (a) Mr. Forgy’s material breach of the terms of the employment agreement, which continues after written notice and 10 days to cure; (b) Mr. Forgy’s conviction of, or plea or nolo contendere to, a crime that constitutes a felony; (c) Mr. Forgy’s engaging in criminal fraud, embezzlement or other illegal conduct with respect to the Company, which acts are harmful to the Company; or (d) a material breach of Company policy as outlined in the Company’s employee handbook. “Good Reason” is defined as (a) a material reduction in Mr. Forgy’s base salary, other than across-the-board salary reductions; (b) a material reduction or diminution of Mr. Forgy’s job duties, responsibilities or authority, other than a delegation of duties to other employees as a result of the Company’s natural growth; or (c) any breach by the Company of a material term of the employment agreement which continues after written notice thereof and a 10 day opportunity to cure.
If Mr. Forgy’s employment is terminated by us without cause or if he resigns for good reason, he will receive the following payments and benefits, subject to his execution of a release of all claims against the Company:
•
The accrued amounts;

•
Continuation of his base salary for the longer of 18 months or the remainder of the three year initial term or the two-year renewal term, as applicable;

•
Any awarded but unpaid annual bonus with respect to any completed fiscal year preceding the termination date;

•
Immediate and full vesting of any unvested shares of restricted stock then held by Mr. Forgy; and

•
Payment or reimbursement of COBRA premiums for Mr. Forgy and his spouse until the earliest of (i) 18 months from the termination date; (ii) the date Mr. Forgy is no longer eligible for COBRA coverage; or (iii) the date he is eligible for substantially similar coverage from another employer or other source

If Mr. Forgy consents to the renewal term and the Company does not consent, Mr. Forgy will be entitled to the following payments and benefits, subject to his execution of a release of all claims against the Company:
•
The accrued amounts;

•
An amount equal to 150% of the sum of (i) Mr. Forgy’s base salary paid in the prior calendar year plus (ii) his annual bonus earned for the previous fiscal year, payable over 18 months;

•
Immediate and full vesting of any unvested shares of restricted stock then held by Mr. Forgy; and

•
Payment or reimbursement of COBRA premiums for Mr. Forgy and his spouse until the earliest of (i) 18 months from the termination date; (ii) the date Mr. Forgy is no longer eligible for COBRA coverage; or (iii) the date he is eligible for substantially similar coverage from another employer or other source

Mr. Forgy agreed that, for a period of 12 months after the termination of his employment, he will not (i) solicit business of the type performed by the Company anywhere in the United States; (ii) solicit from any person who has purchased services from the Company during the three years preceding his termination for business of the type performed by the Company in the United States, or in any other location; or (iii) offer employment to any person employed by the Company, or entice any such person to leave employment with the Company. The employment agreement also contains customary confidentiality and non-disparagement covenants.
Change-in-Control Agreements
As of December 28, 2007, Mr. Bush and Ms. Bobinski entered into change-in-control agreements. As of September 28, 2018, Mr. Forgy also entered into a change-in-control agreement. A change-in-control is defined in these agreements to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.
If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereafter of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty-five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.
Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the 2005 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.
Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian did not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

PAY VERSUS PERFORMANCE
The following table sets forth the pay versus performance including relationship between executive compensation actually paid, as calculated by SEC rules and Company performance.
Pay versus Performance Table
Year (a)	Summary Compensation table total for first PEO (b)	Summary Compensation table total for second PEO (b)	Summary Compensation table total for third PEO (b)	Compensation actually paid to first PEO (c)(1)(2)	Compensation actually paid to second PEO (c)(1)(2)	Compensation actually paid to third PEO (c)(1)(2)	Average Summary compensation table total for non-PEO NEOs (d)	Average compensation actually paid to non-PEO NEOs (e) (1)(2)	Value of initial fixed $100 investment based on shareholder return (f) (3)	Net income (h)(4)
2022	$5,527,664	$310,422	$639,740	$5,561,608	$304,032	$604,528	$585,681	$553,692	$122.99	$9,202,000
2021	$3,209,748	N/A	N/A	$3,319,458	N/A	N/A	$513,274	$524,993	$104.94	$11,157,000

(1)
Edward K. Christian served as our principal executive officer (“PEO”) for the full year 2021 and from January 1, 2022 until his passing on August 19, 2022. Warren S. Lada served as our PEO on an interim basis from August 21, 2022 until Christopher S. Forgy was appointed to President and CEO and became our PEO on December 7, 2022. Our non-PEO named executive officers (“NEOs”) included (a) for 2021, Samuel D. Bush and Christopher S. Forgy and (b) for 2022, Samuel D. Bush and Catherine A. Bobinski.

(2)
For each year the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

PEO	First PEO		Second PEO	Third PEO
	2022	2021	2022	2022
Summary Compensation Table (“SCT”) Total for PEO (column (b))	$5,527,664	$3,209,748	$310,422	$639,740
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)		(919,448)	(34,497)	(187,698)
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end		966,620	28,367	154,344
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end		2,364	(285)	(2,017)
+ vesting date fair value of equity awards granted and vested in the covered year
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	33,944	60,174	26	159
- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)
+ dollar value of dividends/earnings paid on equity awards in the covered year
+ excess fair value for equity award modifications
Compensation Actually Paid to PEO (column (c))	$5,561,608	$3,319,458	$304,032	$604,528

Average for Non-PEO NEOs	2022	2021
Average SCT Total for Non-PEO NEOs (column (d))	$585,681	$513,274
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)	(170,004)	(132,998)
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	139,795	139,821
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(1,950)	193
+ vesting date fair value of equity awards granted and vested in the covered year
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	171	4,703
- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)
+ dollar value of dividends/earnings paid on equity awards in the covered year
+ excess fair value for equity award modifications
Average Compensation Actually Paid to Non-PEO NEOs (column (e ))	$553,692	$524,993

(3)
For each year, total shareholder return for the Company was calculated in accordance with Item 201 (e) and Item 402 (v) of Regulation S-K.

(4)
Net income is rounded to the nearest thousand.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Tables for each of 2022 and 2021, including: (a) a comparison between our cumulative total shareholder return and (b) comparisons between (i) the compensation actually paid to the PEO (on an aggregate basis) and the average compensation actually paid to our non-PEO NEOs and (ii) the performance measure set forth in column (f) and (h) of the Pay Versus Performance Table. The compensation actually paid to the PEO is affected by the one-time payments to our former CEO, Mr. Christian, in the event of his death as disclosed in the “All Other Compensation” column of the Summary Compensation Table.

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Net Income
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
-
2021
2022
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Income

PROPOSAL 4 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. Pursuant to Section 14A of the Exchange Act (which was amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers (commonly referred to as a “Say On Pay” vote) as disclosed in the 2022 Summary Compensation Table and other tables, and the related narratives under, the “Compensation of Executive Officers,” as well under the “Compensation Overview” sections of this proxy statement. Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.
Beginning at the annual meeting of the shareholders held on May 9, 2011, our shareholders were given the opportunity to provide an advisory vote on named executive officer compensation. A majority of shareholders present in person or represented by proxy at the May 9, 2011 annual meeting voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers be set at every three years. In addition, at the annual meeting of the shareholders held on May 8, 2017, a majority of shareholders present in person or represented by proxy voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers continue to be set at every three years. Our next shareholder advisory vote regarding the frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers will occur at the Annual Meeting pursuant to Proposal 5 in this proxy statement.
Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Overview.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase shareholder value and link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize variable bonus compensation, including targeted performance-based bonus compensation for our CEO, satisfy these goals.
As this is an advisory vote, the result will not be binding on our Board of Directors, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Overview” and “Compensation of Executive Officers.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.
Required Vote
The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Common Stock entitled to vote, with each share of Class A Common Stock entitled to one vote, is required for the advisory approval of this proposal.
Board Recommendation
The Board of Directors recommends that the shareholders vote “FOR” the adoption of the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and the narrative discussion, is hereby APPROVED.”

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act (which was amended by the Dodd-Frank Act), the Company is also required to obtain a shareholder advisory vote as to how often we should include a proposal, like Proposal 4 in this proxy statement, asking for an advisory vote on the compensation paid to our named executive officers. Therefore, we are asking our shareholders to express their preference as to whether the Company should include an advisory vote to approve the compensation of our named executive officers every one, two, or three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal. In considering their vote, shareholders may wish to carefully review the information presented in connection with Proposal 4 of this proxy statement. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, this is an advisory vote and, as such, will not be binding on the Board of Directors.
The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and we believe there is reasonable basis for each of the three options. Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. On the other hand, greater frequency provides shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board of Directors and the Compensation Committee the opportunity to evaluate individual compensation decisions and compensation program changes each year in light of the timely feedback from shareholders.
After careful consideration, our Board of Directors has determined that an advisory vote on named executive officer compensation that occurs every one year is the most appropriate alternative for our Company. A one-year interval will provide the most effective timeframe for the Company to regularly assess shareholder feedback. Therefore, our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. But we understand that our shareholders may have different views as to what is the best approach and we look forward to hearing from you on this proposal.
Required Vote
The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Common Stock entitled to vote, with each share of Class A Common Stock entitled to one vote per share, is required for the advisory approval of this proposal.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board of Directors’ recommendation.
Board Recommendation
The Board of Directors recommends that the shareholders vote for the option of every “ONE YEAR” as the future frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers.
Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of a triennial advisory vote on the compensation of our named executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires certain of our officers, our directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2022, we believe that our officers and directors complied with all applicable reporting requirements for the year 2022.
OTHER MATTERS
Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS
Shareholder proposals that are intended to be presented at our 2024 Annual Meeting of Shareholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 9, 2023, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Shareholder proposals which are not to be included in our proxy statement for the 2024 Annual Meeting of Shareholders and shareholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 8, 2024 (with respect to proposals) and February 13, 2024 (with respect to nominations). All proposals and nominations should be directed to the Corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2023 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a shareholder at the 2023 Annual Meeting of Shareholders.
EXPENSE OF SOLICITING PROXIES
All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.
By Order of the Board of Directors
MARCIA LOBAITO
Secretary
Grosse Pointe Farms, Michigan
April 7, 2023

APPENDIX A — 2023 INCENTIVE COMPENSATION PLAN
SAGA COMMUNICATIONS, INC.
2023 INCENTIVE COMPENSATION PLAN
I.   GENERAL PROVISIONS
1.1   Purpose.   The purposes of this Saga Communications, Inc. 2023 Incentive Compensation Plan (the “Plan”) are to encourage directors who are not Employees, officers and selected employees of Saga Communications, Inc. (the “Company”) and its subsidiaries to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company’s future success and prosperity, and enhance the ability of the Company and its Subsidiaries to attract and retain highly qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.
1.2   Participants.   Participants in the Plan shall be such Employees (including Employees who are directors) and directors who are not Employees of the Company and its subsidiaries as the Committee may select from time to time.
1.3   Definitions.   As used in this Plan, the following terms have the meaning described below:
(a)   “Agreement” means the written agreement that sets forth the terms of a Participant’s Award.
(b)   “Award” means any Option, Restricted Stock, Restricted Stock Unit or Performance Award, or other incentive award granted under this Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Cashless Exercise Procedure” means delivery to the Company by a Participant exercising an Option of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant’s broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm.
(e)   “Cause” means (1) with respect to any Participant who is a party to a written employment agreement with the Company or subsidiary, “Cause” as defined in such employment agreement, or (2) with respect to any Participant who is not a party to a written employment agreement with the Company or subsidiary, personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or receipt of a final cease-and-desist order. In determining willfulness, no act or failure to act on a Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
(f)   “Change in Control” means the occurrence of any of the following events:
(1)   any one Person, or more than one Person acting as a group, other than a Person owning more than 30% of the total voting power of all outstanding voting securities of the Company on the Effective Date, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 30% of the total voting power of all outstanding voting securities of the Company; or
(2)   a majority of the members of the Company’s Board of Directors is replaced during any period of 12 consecutive calendar months by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of appointment or election of a director; or
(3)   the consummation of:
(A)
a sale or disposition of all or substantially all of the Company’s assets; or

(B)
a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(4)
a complete liquidation or dissolution of the Company

(g)   “Class A Common Stock” means shares of the Company’s authorized and unissued Class A common stock, $.01 par value, or reacquired shares of such Class A common stock.
(h)   “Code” means the Internal Revenue Code of 1986, as amended.
(i)   “Committee” means the members of the Compensation Committee of the Company’s Board, which consists of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) and, if the Company’s Common Stock is listed for trading on NASDAQ, or such other stock exchange or stock market, each of whom shall be an “independent director” as defined in the listing standards of NASDAQ or such other stock exchange or stock market, if the Committee is designated by the Board to administer the Plan. The fact that a Committee member shall fail to qualify under Rule 16b-3 under the Exchange Act shall not invalidate any grant or award made by the Committee, if the grant or award is otherwise validly granted under the Plan.
(j)   “Common Stock” means shares of Class A Common Stock.
(k)   “Disability” means disability as defined in Section 22(e) of the Code.
(l)   “Effective Date” means the date on which the shareholders of the Company have approved the Plan.
(m)   “Employee” means an employee of the Company and its subsidiaries, who has an “employment relationship” with the Company, as defined in Treasury Regulation 1.421-7(h); and the term “employment” means employment with the Company and its subsidiaries.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.
(o)   “Fair Market Value” means with respect to any share of Common Stock on the Grant Date, the closing price of the Class A Common Stock on NASDAQ, or any other such stock exchange or stock market, on which the Class A Common Stock may be listed or traded, for the Grant Date. In the event that there were no Class A Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Class A Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Class A Common Stock on the date of exercise means the closing price of the Class A Common Stock on NASDAQ, or any other such stock exchange or stock market, on which the Class A Common Stock may be listed or traded, on the last date preceding the exercise of which there were Class A Common Stock transactions.
(p)   “Grant Date” means the date on which the Committee authorizes an individual Award.
(q)   “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Agreement evidencing the grant.
(r)   “Key Employee” refers to a Participant who meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on December 31st of each calendar year.
(s)   “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(t)   “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.
(u)   “Participant” is defined in Section 1.2.
(v)   “Performance Award” means a performance award granted pursuant to Article IV.
(w)   “Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, business trust, joint venture, governmental authority or other entity of whatever nature.
(x)   “Related Employer” means the Company and any person which is a member of a controlled group of corporations (as defined in Code Section 414(b)), and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) hereinafter referred to as the “Related Group.” Only employees of an adopting member of the Related Group may become eligible to participate and receive Awards under the Plan.
(y)   “Restricted Stock” means Common Stock that is subject to vesting or other restrictions pursuant to Article III or Article IV.
(z)   “Restricted Stock Unit” means a right granted pursuant to Article III to receive Restricted Stock or an equivalent value in cash pursuant to the terms of this Plan and the related Agreement.
(aa)   “Retention Requirement” is defined in Section 3.2.
(bb)   “Separation from Service” or “Separates from Service” means that the Company and Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date, whether as an employee or independent contractor, would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed, whether as an employee or an independent contractor, over the immediately preceding thirty six (36) month period, or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty six (36) months.
(cc)   “Specified Employee” means a Participant who, as of the date of Separation from Service, is treated as a Key Employee and is employed by the Company or a Related Employer whose stock is publicly traded on an established securities market.
(dd)   “Vesting” for purposes of an Option, generally means the dates on which portions of the Option become exercisable by the Optionee, and for purposes of Restricted Stock, generally means the dates on which portions of the Restricted Stock become available for direct ownership by the grantee thereof (subject to the terms of the Plan and Award Agreement).
1.4   Administration.
(a)   The Plan shall be administered by the Committee or by the Board acting as the Committee. The Committee, at any time and from time to time, subject to Sections 2.2 and 7.7, may grant Awards to such Participants and for such number of shares of Common Stock as it shall designate. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration shall be final and binding upon all Participants.
Subject to Section 7.8, the Committee shall have the authority to amend or modify the terms of any outstanding Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided that such actions do not cause an Award not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code. The Committee shall without limitation, have the authority to: (a) modify the number of shares or other terms and conditions of an Award; provided that any increase in the number of shares of an Award other than pursuant to Section 6.1 will be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant; (b) extend the term of an Award to a date that is no later than the earlier of the latest date upon which the Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of an Option is extended at a time when the Option exercise price equals or exceeds the Fair Market Value, it will not be an extension of the term of the Option, but instead will be treated as a modification of the Option and a new Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Award; (d) accept the surrender of any outstanding Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards (such grant of new Awards will be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant); provided, that Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Awards to the same Participants.
(b)   To the extent permitted by applicable law, the Committee may delegate to one or more officers or managers of the Company or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act.
(c)   Agreements shall not provide for vesting prior to the first anniversary of the Grant Date, provided, that the Committee may provide for shorter or earlier vesting in connection with a Change in Control, death, Disability, retirement or other event or circumstance that the Committee determines to be appropriate, and may further exercise its discretion to modify the terms of an outstanding Award to accelerate vesting under such circumstances as the Committee deems appropriate, including without limitation, upon retirement of a Participant.
(d)   No member or former member of the Committee, or any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or was a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 1.4(d) shall not be construed as limiting the Company’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.
1.5   Stock.   The total number of shares available for grants and awards under this Plan shall be Six Hundred Thousand (600,000) shares of Class A Common Stock. Up to a maximum aggregate of 600,000 shares may be granted as Incentive Stock Options. Shares subject to any portion of a terminated, forfeited, cancelled or expired Award granted hereunder may again be subjected to grants and awards under the Plan as of the date of such termination, forfeiture, cancellation or expiration. If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering shares (either actually or through a signed document affirming a Participant’s ownership and delivery of such shares) or withholding shares relating to such Award, the gross number of shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of this Section 1.5. The amounts in this Section 1.5 shall be adjusted, as applicable, in accordance with Article VI.
1.6   Participant Limitations.
(a)   Subject to adjustment as provided in Article VI, no Participant in any one fiscal year of the Company may be granted (i) Options; (ii) shares of Restricted Stock or shares evidenced by Restricted Stock Units that are denominated in shares of Common Stock; or (iii) Performance Awards that are denominated in shares of Common Stock with respect to more than 60,000 shares in the aggregate. The maximum dollar value payable to any Participant in any one fiscal year of the Company with respect to Restricted Stock Units or Performance Awards that are valued in property other than Common Stock is the lesser of $1,000,000 or 2.99 times the Participant’s base salary for the fiscal year. If an Award is cancelled with respect to a Participant, the cancelled Award shall continue to be counted towards the applicable annual limitations for that Participant in that fiscal year.
(b)   The total value of any annual Award to a Participant who is an Employee on the Grant Date will be a percentage of base salary, as follows:
Award Group	Award Range
Chief Executive Officer	75% – 125%
Senior Vice Presidents and Executive Vice Presidents	40% – 75%
General Managers and other Employees	10% – 40%
(c)   The total value of any annual Award to a Participant who is a director who is not an Employee on the Grant Date will be a percentage of the total annual compensation expected to be paid to the director for the fiscal year, not exceeding 50%.
II.   STOCK OPTIONS
2.1   Grant of Options.   The Committee may grant Options to Participants and, to the extent Options are granted, shall determine the general terms and conditions of exercise, including any applicable vesting or performance requirements, which shall be set forth in a Participant’s Agreement. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option and the remainder as a Nonqualified Stock Option. Notwithstanding the foregoing, directors who are not Employees may not receive Incentive Stock Options. An Option shall expire no later than the close of business on the tenth anniversary of the Grant Date. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns or beneficially owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, may not have a term that exceeds five (5) years from the date of grant. Any Participant may hold more than one Award under the Plan and any other plan of the Company. The Committee shall determine the per share exercise price for each Option granted under the Plan, but no Option shall be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date, however, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns or beneficially owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than one hundred ten percent (110%) of the Fair Market Value of Company Stock on the date of grant. The Committee may, in its discretion, accelerate a Participant’s right to exercise an Option. Awards to directors who are not Employees may be made pursuant to policy adopted by the Committee from time to time.
2.2   Incentive Stock Options.   Any Option intended to constitute an Incentive Stock Option shall only be granted to an Employee and the terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Subject to the terms of this Plan, the Committee may impose such conditions or restrictions on any Option as it deems appropriate.
2.3   Payment for Option Shares.   The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid (a) in cash or by personal check, bank draft or money order at the time of exercise; (b) by tendering shares of Common Stock which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached); (c) by the Company purchasing that number of shares of Common Stock subject to Option sufficient to pay the exercise price (which if this cashless method is selected by Participant would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option); (d) by reduction of the number of shares otherwise deliverable upon exercise of such Option equal to the aggregate exercise price of the shares exercised; (e) in any other form of legal consideration that may be acceptable to the Committee; (f) by using the Cashless Exercise Procedure if the relevant agreement between the Company and the Participant’s broker referred to in the definition of such term has been executed by the Company and such broker; or (g) in any combination of the above. If shares of Common Stock are tendered in payment of all or part of the exercise price, or if Option shares are purchased or reduced by the Company, they shall be valued for such purpose at their Fair Market Value on the date of exercise.
III.   RESTRICTED STOCK AND RESTRICTED STOCK UNITS
3.1   Terms of Restricted Stock and Restricted Stock Units.   The Committee shall have the authority to grant Restricted Stock Awards and Restricted Stock Units to such Participants and for such number of shares of Common Stock as it shall designate. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms thereof, including vesting, the number of shares of Common Stock subject to the Award or Unit, and such other provisions as the Committee shall determine. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or performance goals as deemed appropriate by the Committee. In no event shall the grant, issuance, retention, vesting or settlement of shares of Restricted Stock or Restricted Stock Units that is based on performance goals or a level of achievement measured against performance goals be subject to a performance period of less than one year. No condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of Restricted Stock or Restricted Stock Units over a period of less than one year from the date the Award is made, other than as a result of or upon the death, Disability or retirement of the Participant or a Change in Control, or other event or circumstance that the Committee determines to be appropriate, and may further exercise its discretion to modify the terms of an outstanding Award to accelerate vesting under such circumstances as the Committee deems appropriate, including without limitation the retirement of a Participant.
3.2   Retention Requirement.   Until Employees are no longer Employees and until directors who are not Employees cease serving as directors, they shall retain 50% of any net Award of Restricted Stock. For purposes of clarity, the 50% is based on the total number of shares of Restricted Stock awarded and is not reduced by any shares which have vested or which are sold or transferred pursuant to the terms of the Plan, but is reduced by shares which have been netted out to pay withholding taxes.
3.3   Transferability.   Except as provided in this Article III of the Plan, shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until (a) the applicable vesting date, and (b) upon the satisfaction of other conditions as specified in the Plan and the Agreement. Prior to vesting and any other restrictions, all rights with respect to the Restricted Stock or Common Stock subject to a Restricted Stock Unit shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
3.4   Other Restrictions.   Restrictions may differ among Participants. Subject to the terms of this Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may vest separately or in combination at such time or times, in installments or otherwise. Unless the Committee shall otherwise determine, any shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Restricted Stock shall be subject to the restrictions contained in the applicable Agreement. Subject to the aforementioned restrictions and the provisions of this Plan, Participants shall have all of the rights of a stockholder with respect to shares of Restricted Stock and shares subject to a Restricted Stock Unit.
3.5   Book-Entry Restrictive Instructions and Certificate Legend.   The Restricted Stock awarded pursuant to this Article III or Article IV shall be awarded in book-entry form unless the Committee otherwise determines, and may include restrictive instructions to the Company’s registrar and transfer agent in accordance with the Plan and the Agreement; and in addition to any legends placed on certificates pursuant to Article IV, any certificate representing shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit shall bear the following legend unless the shares have been registered under federal securities laws:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Saga Communications, Inc. 2023 Incentive Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.
In addition, if a Participant is an affiliate of the Corporation, as such term is defined and interpreted under federal securities law, the certificate shall include the standard legend for “affiliate shares” and may only be transferred or sold in accordance with federal securities laws.
3.6   Removal of Restrictions.   Except as otherwise provided under this Plan, if the vesting and/or other restrictions of the Restricted Stock have been satisfied or been waived by the Committee with respect to all or a portion of the Restricted Stock represented by a certificate or in book-entry form, the holder thereof shall be entitled to have the legend required by Section 3.5 removed from such stock certificate or the restrictive instructions with respect to the book-entry shares removed with respect to the applicable shares. Any certificate evidencing the remaining shares shall bear the legend required by Section 3.5 and the remaining book-entry shares shall remain subject to the restrictive instructions. The Company shall have the right to retain any certificate representing shares of Restricted Stock or shares subject to a Restricted Stock Unit until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.
IV.   PERFORMANCE AWARDS
4.1   Performance Awards.   The Committee is authorized to grant Performance Awards to eligible Participants. Subject to the terms of the Plan, a Performance Award granted under the Plan (a) may be denominated or payable in cash or shares of Common Stock (including, without limitation, Restricted Stock or Restricted Stock Units), and (b) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance period, as the Committee shall establish. Subject to the terms of this Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, and the other terms and conditions of any Performance Award, including the effect upon such Award of termination of the Participant’s employment and/or directorship, shall be determined by the Committee.
4.2   Requirements Applicable to Performance Awards.   Performance Awards must comply with the following additional requirements, which override any other provision set forth in this Article IV:
(a)   Grants.   Each Performance Award shall be based upon pre-established, objective performance goals. Further, at the discretion of the Committee, a Performance Award also may be subject to goals and restrictions in addition to the performance requirements.
(b)   Performance Goals.   Each Performance Award shall be based upon the attainment of specified levels of Company performance (or combination thereof) during a specified performance period, as measured by any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; and (xiv) return on assets/net assets.

(c)   Committee Determinations.   For each designated performance period, the Committee shall (i) select those Employees who shall be eligible to receive a Performance Award; (ii) determine the performance period, which may be from one to five years; (iii) determine the target levels of Company or subsidiary performance; and (iv) determine the Performance Award to be paid to each selected Employee. The Committee shall make the foregoing determinations prior to the commencement of services to which a Performance Award relates (or during the first ninety days of the performance period) and while the outcome of the performance goals and targets is uncertain.
(d)   Committee Certification.   For each performance period, the Committee shall certify, in writing: (i) if the Company or its subsidiary(ies) (as applicable) has attained the performance targets; and (ii) the cash or number of shares (or combination thereof) pursuant to the Performance Award that shall be paid to each selected Employee (or the number of shares that are to become freely transferable, if a Performance Award is granted subject to attainment of the designated performance goals). The Committee may not waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award. No part of a Performance Award shall be paid or become transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.
(e)   Non-Alienation.   Except as provided in this Article IV of the Plan, the shares subject to a Performance Award granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the applicable performance targets and other restrictions are satisfied, as shall be certified in writing by the Committee. All rights with respect to a Performance Award granted hereunder shall apply only to such Employee or the Employee’s legal representative.
(f)   Removal of Legend.   Except as otherwise provided in this Article IV or as required by other restrictions set forth in the Plan, and subject to applicable federal and state securities laws, shares covered by each) Performance Award made under the Plan shall become freely transferable by the Employee after the Committee has certified that the applicable performance targets and restrictions have been satisfied. Once the shares are released from all restrictions, the Employee shall be entitled to have the legend required by Section 3.5 removed from the applicable Common Stock certificate or the restrictive instructions with respect to the book-entry shares removed.
V.   TERMINATION OF EMPLOYMENT AND SERVICES
5.1   Options.
(a)   Unless otherwise provided in the applicable Agreement, if, prior to the date that an Option first becomes exercisable, a Participant’s status as an Employee or as a director who is not an Employee is terminated for any reason, the Participant’s right to exercise an Option shall terminate and all rights thereunder shall cease as of the close of business on the date of such termination.
(b)   For any Nonqualified Stock Option unless otherwise provided in the applicable Agreement and for any Incentive Stock Option, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee or, as applicable, a director who is not an Employee, is terminated (1) for Cause, any unexercised portion of the Option (whether then exercisable or not) shall, as of the time of the Cause determination, immediately terminate, (2) due to death or Disability, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the one year anniversary of such termination or the “expiration date” set forth in the applicable Agreement, (3) for any other reason (except as provided in the next sentence), then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the three month anniversary of such termination or the “expiration date” set forth in the applicable Agreement. For any Nonqualified Stock Option, unless otherwise provided in the applicable Agreement, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee or, as applicable, a director who is not an Employee, is terminated due to retirement, or is terminated involuntarily (other than for Cause or due to death or Disability) within 6 months following a Change in Control, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable until the “expiration date” set forth in the applicable Agreement. The Committee, at its discretion, may designate in the applicable Agreement a different post-termination period for exercise of a Nonqualified Stock Option and may extend the exercise period of any Option, but in no event may the post-termination exercise period exceed the tenth anniversary of the Grant Date; it being understood that the extension of the exercise term for an Incentive Stock Option may cause such Option to become a Nonqualified Stock Option.
(c)   Shares subject to Options that are not exercised within the time allotted for exercise shall expire and be forfeited by the Participant as of the close of business on the date they are no longer exercisable.
5.2   Restricted Stock and Restricted Stock Units.   Unless otherwise provided in the applicable Agreement, if the status as an Employee or as a director who is not an Employee, of a Participant holding a Restricted Stock or Restricted Stock Unit terminates for any reason prior to vesting or satisfaction of applicable restrictions, any shares of Common Stock subject to a Restricted Stock Award or Restricted Stock Unit shall be forfeited by the Participant; provided, however, that the Committee, in its sole discretion, may waive or change the remaining restrictions or add additional restrictions with respect to any Restricted Stock Award or Restricted Stock Unit that would otherwise be forfeited, as it deems appropriate.
5.3   Performance Awards.   Unless otherwise provided in the applicable Agreement, if the status as an Employee or as a director who is not an Employee of a Participant holding a Performance Award terminates for any reason prior to satisfaction of the performance requirements of such Award, such Award automatically shall be forfeited by the Participant to the extent such requirements are not satisfied; provided, however, that the Committee, in its sole discretion, may waive or change the remaining requirements or add additional requirements with respect to any Performance Award or portion thereof that would otherwise be forfeited, as it deems appropriate.
5.4   Other Provisions.   Neither the transfer of a Participant from one member of the Related Group to another member of the Related Group, nor a leave of absence under the Company’s leave policy, shall be deemed to constitute a termination of status as a Participant for purposes of the Plan.
5.5   Specified Employee Limitation.   Except as otherwise provided in this subsection, a distribution of any Award that is “deferred compensation” that is made because of a Separation from Service to a Participant who is a Specified Employee shall not occur before the date which is six (6) months after the Separation from Service.
(a)   For this purpose, a Participant who is treated as a Specified Employee shall be treated as a Specified Employee for the entire twelve (12) month period beginning on April 1st of each calendar year.
(b)   This subsection shall not apply to payments that occur after the death of the Participant.
5.6   Leaves of Absence.   Authorized leaves of absence, including periods of “disability” which occur prior to termination of an Employee for Disability as defined in the Plan (unless Employee has an employment agreement, and then as “disability” is defined under such employment agreement) or leaves of absence which applicable law requires to be counted as service shall not constitute termination of service.
VI.   ADJUSTMENTS AND CHANGE IN CONTROL
6.1   Adjustments.
(a)   If the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares of Common Stock which thereafter may be made the subject of Awards, (2) the number and type of shares of Common Stock subject to outstanding Awards, and (3) the exercise price with respect to any Option, or, if deemed appropriate, cancel outstanding Options and make provision for a cash payment to the holders thereof; provided, however, in each case, that with respect to Incentive Stock Options any such adjustment shall be made in accordance with Section 422 of the Code or any successor provision thereto to the extent that such Option is intended to remain an Incentive Stock Option.
(b)   The foregoing adjustments shall be made by the Committee or, if such adjustment is required by the Board, then by the Board at the recommendation of the Committee. Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an Award.
6.2   Change in Control.   Upon the occurrence of a Change in Control, then Awards shall be treated as the Committee may determine (including acceleration of vesting and cash settlements of Options and acceleration of vesting or other restrictions of Restricted Stock) at the time of grant or at a subsequent date, as provided in the recipient’s Agreement. If no such provision is made in the recipient’s Agreement and no subsequent determination is made by the Committee, then (a) any Option granted hereunder immediately shall become exercisable in full, regardless of any installment provision applicable to such Option; (b) any shares of Restricted Stock or shares subject to a Restricted Stock Unit granted hereunder immediately shall vest and all other restrictions waived; and (c) the performance requirements for a Performance Award granted hereunder shall be deemed to have been satisfied in full at the target performance level.
6.3   Merger.   Subject to Section 6.2, if the Company is a party to any merger, consolidation, reorganization, or sale of substantially all of its assets, each holder of an outstanding Award, to the extent that such Award remains outstanding thereafter, shall be entitled to receive, in lieu of the shares of Common Stock to which such holder would otherwise be entitled, upon the exercise of such Option or the vesting of the shares of Restricted Stock or shares subject to a Restricted Stock Unit or the satisfaction of the performance requirements for a Performance Award, the securities and/or property which a stockholder owning the number of shares subject to the holder’s Award would be entitled to receive pursuant to such merger, consolidation, reorganization or sale of assets.
VII.   MISCELLANEOUS
7.1   Partial Exercise/Fractional Shares.   The Committee may permit, and shall establish procedures for, the partial exercise of Options granted under the Plan. No fractional shares shall be issued in connection with the exercise or payment of a grant or award under the Plan; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares, and any fractional shares shall be disregarded.
7.2   Rule 16b-3 Requirements.   Notwithstanding any other provision of the Plan, the Committee may impose such conditions on Restricted Stock, shares subject to a Restricted Stock Unit or Performance Award or the exercise of an Option (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act (as such rule may be in effect at such time).
7.3   Section 409A.   The terms and conditions of all grants under the Plan shall be designed to comply with the applicable requirements, if any, of Code Section 409A. To the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Code Section 409A or is otherwise payable or distributable to a Participant under the Plan or any Agreement solely by reason of the occurrence of a change in control of the Company or due to the Participant’s disability or “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability or separation from service, as the case may be, in Code Section 409A(a)(2)(A) and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.
7.4   Rights Prior to Issuance of Shares.   No Participant shall have any rights as a stockholder with respect to shares covered by an Award until the issuance of such shares as reflected on the books and records of the Company or its transfer agent. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the shares are issued.
7.5   Non-Assignability.   No Award shall be transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, an Incentive Stock Option shall be exercised only by the Participant. No transfer of an Award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Award.
7.6   Securities Laws.
(a)   The Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option, or deliver a certificate or issue instructions to the Company’s transfer agent relating to book-entry shares representing shares of Restricted Stock or shares issuable pursuant to a Restricted Stock Unit or Performance Award, is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell or deliver Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933, as amended, the Exchange Act, any other applicable federal laws, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of NASDAQ, or any such other stock exchange or stock market, on which the Class A Common Stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.
(b)   The Committee may impose such restrictions on any shares of Common Stock subject to or underlying an Award as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) under the requirements of any stock exchange or other recognized trading market upon which the shares of Class A Common Stock are then listed or traded, or (iii) under any blue sky or state securities laws applicable to such shares of Common Stock. No shares shall be issued until counsel for the Company has determined that the Company has complied with all requirements under appropriate securities laws.
7.7   Withholding and Taxes.   The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option, the vesting of, and satisfaction of any other restrictions on, Restricted Stock, or the satisfaction of the performance requirements relating to a Performance Award. A Participant may satisfy applicable withholding for income and employment taxes using any of the methods set forth in Section 2.3, provided that subject to Section 2.3, the Company shall not withhold more Option shares or shares of vested Restricted Stock than are necessary to satisfy the established requirements of federal, state and local tax withholding obligations. To the extent the Company permits any cashless method to cover the withholding tax, this cashless method would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option or the vesting of the Restricted Stock, as applicable.
7.8   Termination and Amendment.
(a)   The Board may terminate this Plan, or the granting of Awards under this Plan, at any time. No new grants or Awards shall be made under the Plan after May 8, 2033.
(b)   The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification, without the approval of the stockholders of the Company, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Section 1.5 and Article VI; (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan; or (iv) permit the repricing of Options, except in accordance with Article VI. In addition, if the Company’s Common Stock is listed on NASDAQ or another stock exchange or stock market, the Board may not amend the Plan in a manner requiring approval of the stockholders of the Company under the rules of NASDAQ, or such other stock exchange or stock market, without obtaining the approval of the stockholders.
(c)   No amendment, modification or termination of the Plan shall adversely affect any Award previously granted under the Plan in any material way without the consent of the Participant holding the Award, except as set forth in any Agreement relating to an Award, or to bring the Plan or an Award into compliance with Code Section 409A.
7.9   Clawbacks.   By accepting an Award, a Participant is agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including, without limitation, to comply with the requirements of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (ii) federal securities laws, regulations and rules, and (iii) regulations or rules of NASDAQ or any other stock exchange or stock market), and is further agreeing that all of the Participant’s Awards and Award Agreements may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy as it may be amended from time to time.
7.10   No Rights to Awards. No Participant or other person shall have any claim to be granted any Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.
7.11   No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Employee or director of the Company or any Related Employer. The Company or any Related Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.
7.12   No Liability of Company. The Company and any Related Employer which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Award.
7.13   Suspension of Rights under Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Award for a period not to exceed 60 days while the termination for Cause of that Participant’s employment with the Company or any Related Employer is under consideration or while the removal for Cause of the Participant as a director is under consideration.
7.14   Governing Law. The validity, construction and effect of the Plan and any rules and relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.
7.15   Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SCAN TOVIEW MATERIALS & VOTE SAGA COMMUNICATIONS, INC. 73 KERCHEVAL AVE.GROSSE POINTE FARMS, MI 48236 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2023. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE,
MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D99059-P87698 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SAGA COMMUNICATIONS, INC.The Board of Directors recommends a vote FOR each nominee listed in Proposal 1, FOR Proposals 2, 3, and 4, and for every one year on Proposal 5.1.To elect directors for the ensuing year and until their successors are elected and qualified.FOR WITHHOLD 1a. Clarke R. Brown, Jr.1b. Timothy J. Clarke 1c. Roy F. Coppedge III 1d. Christopher S. Forgy 1e. Warren S. Lada 1f. Marcia K. Lobaito 1g. Michael W. Schechter 1h. Gary G. Stevens FOR AGAINST ABSTAIN 2. To approve the Saga Communications, Inc. 2023 Incentive Compensation Plan. 3. To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. 4. To approve, by a non-binding advisory vote, a resolutionapproving the compensation of our named executiveofficers as described in the proxy statement. ONEYEARTWO THREEYEARSYEARS ABSTAIN 5. To recommend, by a non-binding advisoryvote, whether the non-binding advisory voteto approve the compensation of our namedexecutive officers should occur every one year,every two years, or every three years. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. Whensigning as attorney, executor, administrator, corporate officer, trustee, guardian, orcustodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materialsfor the Annual Meeting of Shareholders to Be Held on May 8, 2023.The Proxy Statement and the 2022 Annual Report to Shareholders are available at www.proxyvote.com. D99060-P87698 Proxy — SAGA COMMUNICATIONS, INC.Annual Meeting of Shareholders – May 8, 2023THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned hereby appoints Christopher S. Forgy, Samuel D. Bush and Marcia K. Lobaito, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Share, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Offices, 73 Kercheval Avenue,Grosse Pointe Farms, Michigan 48236, on May 8, 2023 at 10:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND FOR “ONE YEAR“ ON PROPOSAL 5.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Continued and to be marked, dated and signed on the other side)